________________________________________________

CREDIT AGREEMENT

dated as of April 14, 2000

among

SUNBURY GENERATION, LLC,

as Borrower

BAYERISCHE LANDESBANK GIROZENTRALE,

CAYMAN ISLANDS BRANCH,

as WC Lender

The Term Lenders Party Hereto From Time to Time

and

BAYERISCHE LANDESBANK GIROZENTRALE,

NEW YORK BRANCH,

as Administrative Agent

___________________________

BAYERISCHE LANDESBANK GIROZENTRALE,

NEW YORK BRANCH

Arranger and Syndication Agent

________________________________________________

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	1
1.01 Defined Terms	1
1.02 Terms Generally	18
1.03 Accounting Terms	19

SECTION 2. THE CREDITS	19
2.01 Commitments	19
2.02 WC Borrowings and Term Loans	19
2.03 Requests for WC Borrowings	20
2.04 Funding of Loans	21
2.05 Termination and Reduction of WC Commitment	21
2.06 Repayment of Loans; Evidence of Debt	22
2.07 Voluntary Prepayment of Loans	22
2.08 Mandatory Prepayment of Loans	23
2.09 Payments Generally; Pro Rata Treatment; Sharing of Setoffs	24
2.10 Extension of WC Commitment	25

SECTION 3. INTEREST, FEES, YIELD PROTECTION, ETC.	26
3.01 Interest	26
3.02 Interest Elections	26
3.03 Fees	28
3.04 Alternate Rate of Interest	28
3.05 Increased Costs; Illegality	28
3.06 Break Funding Payments	30
3.07 Taxes	30
3.08 Mitigation Obligations	32

SECTION 4. REPRESENTATIONS AND WARRANTIES	32
4.01 Status and Ownership	32
4.02 Power and Authority	33
4.03 Execution and Binding Effect	33
4.04 Governmental Approvals; No Conflicts	33
4.05 Licenses and Permits	33
4.06 Financial Condition; No Material Adverse Change	34
4.07 Title to and Condition of Properties	34
4.08 Leases	35
4.09 Litigation and Environmental Matters	36
4.10 Compliance with Laws and Agreements	36
4.11 Regulatory Status	36
4.12 Taxes	36
4.13 ERISA	37
4.14 Disclosure	37
4.15 Subsidiaries	37
4.16 Insurance	37
4.17 Labor Matters	37
4.18 Solvency	38
4.19 Security Documents	38
4.20 Federal Reserve Regulations	39

SECTION 5. CONDITIONS	39
5.01 Effective Date	39
5.02 Each Borrowing	43

SECTION 6. AFFIRMATIVE COVENANTS	43
6.01 Financial Statements and Other Information	44
6.02 Notices of Material Events	45
6.03 Existence; Conduct of Business	46
6.04 Payment of Obligations	46
6.05 Performance of Material Project Contracts	46
6.06 Maintenance of Properties	46
6.07 Books and Records; Inspection Rights	47
6.08 Compliance with Laws	47
6.09 Use of Proceeds	47
6.10 Information Regarding Collateral	47
6.11 Insurance	48
6.12 Casualty and Condemnation	48
6.13 Debt Service Reserve Account	49
6.14 Application of Operating Cash Flow	50
6.15 Environmental Compliance	52
6.16 Hedging Agreements	52
6.17 Further Assurances	52

SECTION 7. NEGATIVE COVENANTS	53
7.01 Debt; Preferred Equity Interests	53
7.02 Liens	53
7.03 Fundamental Changes	55
7.04 Investments, Loans, Advances, Guarantees and Acquisitions	55
7.05 Capital Expenditures	55
7.06 Asset Sales	55
7.07 Sale and Lease-Back Transactions	56
7.08 Hedging Agreements	56
7.09 Restricted Payments	56
7.10 Transactions with Affiliates	56
7.11 Modification of Material Contracts and Other Documents	57

SECTION 8. EVENTS OF DEFAULT	57

SECTION 9. THE ADMINISTRATIVE AGENT	60
9.01 Appointment	60
9.02 General Nature of Administrative Agent's Duties	60
9.03 Exercise of Powers	61
9.04 General Exculpatory Provisions	61
9.05 Administration by the Administrative Agent	62
9.06 Lenders Not Relying on Administrative Agent or Other Lenders	63
9.07 Indemnification	63
9.08 Administrative Agent in its Individual Capacity	64
9.09 Holders of Notes	64
9.10 Successor Administrative Agent	64
9.11 Additional Administrative Agents	65
9.12 Calculations	65
9.13 Other Agents	65

SECTION 10. MISCELLANEOUS	66
10.01 Notices	66
10.02 Waivers; Amendments	67
10.03 Expenses; Indemnity; Damage Waiver	69
10.04 Successors and Assigns	70
10.05 Survival	72
10.06 Counterparts; Integration; Effectiveness	72
10.07 Severability	73
10.08 Right of Setoff	73
10.09 Governing Law; Jurisdiction; Consent to Service of Process	74
10.10 WAIVER OF JURY TRIAL	74
10.11 Headings	75
10.12 Interest Rate Limitation	75
ANNEX I Principal Payment Schedule

SCHEDULES:

Schedule 1.01A	Material Project Contracts
Schedule 1.01B	Mortgaged Properties
Schedule 4.05(a)	Required Permits
Schedule 4.05(b)	Environmental Permits
Schedule 4.07(a)	Title Exceptions
Schedule 4.07(b)	Condition of Assets
Schedule 4.07(c)	Real Estate
Schedule 4.07(d)	Condemnation; First Refusal Rights
Schedule 4.08	Leases
Schedule 4.09	Litigation and Environmental Matters
Schedule 4.16	Insurance
Schedule 7.02	Existing Liens
Schedule 7.04	Existing Investments

EXHIBITS:

Exhibit A-1	Form of WC Note
Exhibit A-2	Form of Term Note
Exhibit B	Form of Assignment Agreement
Exhibit C	Form of Borrowing/Continuation Request
Exhibit D	Form of Contract Assignment
Exhibit E	Form of Subordination Agreement
Exhibit F	Form of PPL Letter of Credit
Exhibit G	Form of Debt Service Reserve Letter of Credit
Exhibit H	Form of Security Agreement
Exhibit I	Form of Opinion of Counsel

    CREDIT AGREEMENT, dated as of April 14, 2000, among SUNBURY GENERATION, LLC, BAYERISCHE LANDESBANK GIROZENTRALE, CAYMAN ISLANDS BRANCH, as WC Lender, the Term Lenders party hereto from time to time and BAYERISCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH, as Administrative Agent.

    The parties hereto agree as follows:

SECTION 1.    DEFINITIONS

    1.01    Defined Terms

            As used in this Agreement, the following terms have the meanings specified in this Section.

            "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

            "Administrative Agent" means Bayerische Landesbank Girozentrale, New York Branch, in its capacity as administrative agent for the Lenders hereunder.

            "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

            "Affiliate Agreements" means, collectively, the Anthracite Silt Supply Agreement dated as of November 1, 1999 between the Borrower and Penfield, the Services Agreement dated as of November 1, 1999 between the Borrower and Penfield, the Power Purchase Agreement dated as of January 15, 2000 between the Borrower and ESI, the Brokering and Dispatch Agreement dated as of January 15, 2000 between the Borrower and ESI, the Master Affiliated Interest Agreement dated as of May 21, 1997 among the Borrower, WPSR and other Affiliates of WPSR, and the Tax Allocation Agreement dated as of September 1, 1994 among the Borrower, WPSR and other affiliates of WPSR, and any future agreements approved by the Administrative Agent to which the Borrower and any Affiliate or Affiliates are parties.

            "Applicable Term Margin" means, at all times during the applicable period set forth below: (a) with respect to Term Eurodollar Borrowings the percentage per annum set forth below adjacent to the applicable period under the heading "Eurodollar Margin"; and (b) with respect to Term Federal Funds Borrowings, the percentage per annum set forth below adjacent to the applicable period under the heading "Federal Funds Margin."

Period	Eurodollar Margin	Federal Funds Margin
Initial Funding Date through March 31, 2004	1.25%	1.75%
April 1, 2004 through March 31, 2008	1.50%	2.00%
April 1, 2008 through March 31, 2012	1.75%	2.25%
April 1, 2012 through March 31, 2016	2.00%	2.50%
April 1, 2016 through March 31, 2018	2.25%	2.75%

            "Applicable WC Margin" means (i) in the case of Eurodollar Loans, 1.25% per annum, and (ii) in the case of Federal Funds Loans, 2.00% per annum.

            "Assignment Agreement" means an assignment and acceptance agreement, substantially in the form of Exhibit B or in any other form approved by the Administrative Agent and the Borrower, entered into by a Lender and an assignee (with the consent of the Borrower, if required by Section 10.04) and accepted by the Administrative Agent.

            "Available Debt Service Reserve Account Balance" means, as of any date of determination, the amount equal to the lesser of (i) the amount of cash held in the Debt Service Reserve Account on such date plus the liquidation value (either giving effect to or assuming sale on such date) of Eligible Investments held in the Debt Service Reserve Account on such date, net of selling expenses (collectively, "available cash"), and (ii) the difference, if positive, between (A) the available cash in the Debt Service Reserve Account on such date, and (B) the Debt Service Reserve Requirement on such date.

            "Available WC Commitment" means (i) at any time when the Debt Service Coverage Ratio, as shown in the most recent Quarterly Certificate delivered by the Borrower, is equal to or greater than 1.00, the excess, if any, of the WC Commitment Amount over the total WC Loans outstanding to the Borrower, and (ii) at any time when the Debt Service Coverage Ratio as shown in the most recent such Quarterly Certificate is less than 1.00, zero.

            "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

            "Borrower" means Sunbury Generation, LLC, a Delaware limited liability company.

            "Borrowing" means a borrowing consisting of one or more Loans of the same Type and Interest Period, if applicable, made, continued or converted on the same Business Day.

            "Borrowing Request" means a request by the Borrower for a Borrowing pursuant to Section 2.03, substantially in the form of Exhibit C with appropriate modifications and insertions.

            "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Borrowing, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

            "Capital Expenditures" of any Person means expenditures (whether paid in cash or other consideration or accrued as a liability) for fixed or capital assets (excluding (i) any capitalized interest and any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations, (ii) any replacement assets acquired with the proceeds of insurance, (iii) purchases of emissions allowances and (iv) purchases of fuel inventory) made by such Person.

            "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

            "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than WPSR or any Affiliate thereof, of shares representing more than 50% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding equity securities of PDI on a fully diluted basis without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld or delayed), (b) the failure of PDI or any Affiliate thereof to own directly, beneficially and of record, more than 50% of the aggregate ordinary voting power represented by the outstanding membership interests of the Borrower on a fully diluted basis, in each case, without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld or delayed), or (c) the acquisition by any Person or group, other than PDI, WPSR and any Affiliates thereof, of Control over the Borrower (other than through the ownership of membership interests in the Borrower), or operating control over the Project, by contract or otherwise, without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld or delayed). To avoid uncertainty in the interpretation of this definition, in the event of any dispute as to whether any required consent has been unreasonably withheld or delayed by any party hereto, the consent at issue shall be conclusively presumed not to have been given by such party until either (x) such party shall have given its express written consent to the matter at issue or (y) a final, nonappealable judgment shall have been issued by a court of competent jurisdiction determining that such party acted unreasonably in withholding or delaying its consent and directing such party to give its consent.

            "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 3.07(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Collateral" means any and all "Collateral" or "Mortgaged Property," as defined in any applicable Security Document.

            "Continuation Request" means a request by the Borrower to continue Eurodollar Loans pursuant to Section 3.02, substantially in the form of Exhibit C with appropriate modifications and insertions.

            "Contract Assignment" means an Assignment of Contracts and Licenses, substantially in the form of Exhibit D, from the Borrower to the Administrative Agent for the benefit of the Lenders.

            "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative thereto.

            "Debt" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services, (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (g) all Guarantees by such Person of Debt of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor, but shall not include current accounts payable incurred in the ordinary course of business.

            "Debt Service" for any specified fiscal period, means the sum of (a) all interest expense (including the interest component of Capital Lease Obligations and allowance for borrowed funds used during construction), commitment and other fees, and hedging costs paid or payable by the Borrower in respect of all Debt of the Borrower (other than WC Loans and Subordinated Debt) during such period, and (b) the aggregate amount of all payments of principal of Debt of the Borrower (other than WC Loans and Subordinated Debt) made or scheduled to be made by the Borrower during such period.

            "Debt Service Coverage Ratio" means, for any specified fiscal quarter of the Borrower, the quotient of (a) the aggregate Net Operating Cash Flow of the Borrower for the four consecutive fiscal quarters ended on the last day of such quarter, divided by (b) the aggregate Debt Service of the Borrower for the four consecutive fiscal quarters ended on the last day of such quarter.

            "Debt Service Reserve Account" has the meaning assigned to such term in Section 6.13(a).

            "Debt Service Reserve Letter of Credit" means an irrevocable standby letter of credit substantially in the form of Exhibit G, issued by an Eligible Bank in favor of the Administrative Agent, as agent for the Lenders, with an expiration date no earlier than one year from the date of issuance.

            "Debt Service Reserve Requirement" means, as of the date of any determination, the excess, if any, of (i) the sum of (a) interest in respect of the Term Loans payable during the period of six months commencing on the day next following the end of the most recent fiscal quarter ended on or before the date of determination, calculated for such period by giving effect to the weighted average interest rate in effect with respect to such Loans at the end of such quarter and the payments described in the following clause, and (b) scheduled payments of principal of the Term Loans during such six-month period, over (ii) the amount available to be drawn under any unexpired Debt Service Reserve Letter of Credit then held by the Administrative Agent.

            "Default" means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

            "Determination Date" means, consecutively, each of December 31, 2005 and December 31, 2011.

            "dollars" or "$" refers to lawful money of the United States of America.

            "Effective Date" means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

            "Eligible Bank" means a commercial bank having combined capital and surplus of at least $100,000,000 and a short-term credit rating of "P-1" from Moody's and "A-1" from Standard & Poor's, and otherwise reasonably satisfactory to the Administrative Agent.

            "Eligible Investments" means any of the following: (i) demand deposits, time deposits or certificates of deposit maturing in 30 days or less from the date of issuance of any commercial bank having a combined capital and surplus of at least $100,000,000 and a short-term credit rating of P-1 from Moody's and A-1 from Standard & Poor's on the date of deposit or purchase; (ii) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in 30 days or less from the date of investment; (iii) commercial paper maturing in 30 days or less from the date of investment having a rating of P-1 from Moody's or A-1 from Standard & Poor's on the date of investment; and (iv) money market funds having, at the time of the investment, ratings of at least P-1 by Moody's and A-1 from Standard & Poor's.

            "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

            "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

            "Environmental Permit" has the meaning assigned to such term in Section 4.05(b).

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

            "ERISA Event" means (a) any "reportable event," as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

            "ESI" means WPS Energy Services, Inc., a wholly-owned indirect Subsidiary of WPSR.

            "Eurodollar" when used in conjunction with the term "Loan" or "Borrowing," means a Loan or Borrowing which bears interest at a rate determined by reference to the Adjusted LIBO Rate.

            "Event of Default" has the meaning assigned to such term in Article 8.

            "Excluded Taxes" means, with respect to any Lender, any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document or the Administrative Agent, (a) income or franchise taxes imposed on (or measured by) its income or capital by the United States of America or the Federal Republic of Germany, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction to which any such Lender, other recipient or the Administrative Agent is subject, and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 3.07(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or at the time of assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.07(a).

            "Federal Funds Effective Rate" for any period, means a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on that day (or if any day is not a Business Day, on the next preceding Business Day), as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

            "Federal Funds" when used in conjunction with the term "Loan" or "Borrowing," means a Loan or Borrowing which bears interest at a rate determined by reference to the Federal Funds Effective Rate.

            "FERC" means the United States Federal Energy Regulatory Commission.

            "Financial Officer" means the chief financial officer, principal accounting officer, vice president in charge of finance or accounting, treasurer, or controller, any assistant treasurer or assistant controller, or any manager performing analogous limited liability company functions, of the Borrower.

            "Foreign Lender" means any Lender that is organized under the laws of any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

            "Fuel Subordination Agreement" means the Fuel Subordination Agreement of even date herewith among the Administrative Agent, Penfield and the Borrower.

            "GAAP" means generally accepted accounting principles in the United States of America, consistently applied.

            "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

            "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation, provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

            "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

            "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

            "Historical Average DSCR" means the average of the Debt Service Coverage Ratios shown on all of the Quarterly Certificates delivered by the Borrower during (i) the period from the date of this Agreement to the first Determination Date, in the case of the first Renewal Date, or (ii) the period from the first Determination Date to the second Determination Date, in the case of the second Renewal Date.

            "Historical Minimum DSCR" means the lowest Debt Service Coverage Ratio shown on any Quarterly Certificate delivered by the Borrower during (i) the period from the date of this Agreement to the first Determination Date, in the case of the first Renewal Date, or (ii) the period from the first Determination Date to the second Determination Date, in the case of the second Renewal Date.

            "Holding Company Act" means the Public Utility Holding Company Act of 1935, as amended.

            "Indemnified Taxes" means Taxes other than Excluded Taxes.

            "Indemnitee" has the meaning assigned to such term in Section 10.03(b).

            "Independent Engineer" means Parsons Energy & Chemicals Group Inc.

            "Initial Funding Date" means the date, on or after the Effective Date, on which the Borrower proposes to borrow the Term Loans pursuant to a Borrowing Request delivered in accordance with this Agreement.

            "Interest Payment Date" means (a) with respect to any Eurodollar Borrowing, the last day of the Interest Period applicable to such Eurodollar Borrowing and, in the case of a Eurodollar Borrowing with an Interest Period of more than six months' duration, the day prior to the last day of such Interest Period that occurs at an interval of six months' duration after the first day of such Interest Period, and (b) with respect to any Federal Funds Borrowing, the last day of each March, June, September and December.

            "Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six, nine or twelve months (or any other number of months less than twelve, if made available by the Administrative Agent) thereafter, as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurodollar Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent continuation of such Eurodollar Borrowing.

            "Knowledge" means the actual knowledge, after due inquiry, of the officers or managers of the Borrower charged with responsibility for the relevant function or matter.

            "Lender" means, depending on the context, the WC Lender or any Term Lender.

            "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, a rate of interest per annum equal to the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.

            "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

            "Loan" means any WC Loan or any Term Loan, as applicable; "Loans" means any or all of the WC Loans and the Term Loans.

            "Loan Documents" means this Agreement, the WC Note, the Term Notes, each Subordination Agreement, the Fuel Subordination Agreement and the Security Documents.

            "LOC Bank" means Bayerische Landesbank Girozentrale, New York Branch.

            "Letter of Credit" means the PPL Letter of Credit or the Debt Service Reserve Letter of Credit, as applicable; "Letters of Credit" means the PPL Letter of Credit and the Debt Service Reserve Letter of Credit.

            "Letter of Credit Exposure" means, at the time of any determination, the sum of (i) the amount then available to be drawn against the LOC Bank under the Letters of Credit, and (ii) any unpaid reimbursement obligations of WPSR to the LOC Bank with respect to the Letters of Credit.

            "Margin Stock" has the meaning assigned to such term in Regulation U.

            "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of the Borrower, (b) the ability of the Borrower to perform any of its material obligations under any Loan Document or (c) the legality, validity or enforceability of any Loan Document.

            "Material Debt" means Debt (other than Debt under the Loan Documents and Subordinated Debt) or obligations in respect of one or more Hedging Agreements, of the Borrower in an aggregate principal amount exceeding $1,000,000. For purposes of this definition, the "principal amount" of the obligations of the Borrower in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower would be required to pay if such Hedging Agreement were terminated at such time.

            "Material Project Contract" means any of the contracts listed on Schedule 1.01A (excluding the Transition Services Contracts), as such schedule may be updated from time to time pursuant to Section 6.01(a)(iii).

            "Moody's" means Moody's Investors Service, Inc.; provided, that if such corporation (or its successors or assigns) shall for any reason no longer perform the functions of a securities rating agency, "Moody's" shall be deemed to refer to any other nationally recognized securities rating agency selected by the Administrative Agent.

            "Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be satisfactory in form and substance to the Administrative Agent.

            "Mortgaged Property" means, initially, each parcel of real property and the improvements thereto owned by the Borrower and identified on Schedule 1.01B.

            "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

            "Net Operating Cash Flow" for any specified period, means Operating Cash Flow for such period, less the sum of (i) operation expense, (ii) maintenance expense, (iii) expense related to non-operating income, and (iv) taxes other than income taxes on income of the Borrower for such period.

            "Net Proceeds" means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, (b) net of the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower to third parties in connection with such event, (ii) in the case of a sale, transfer, lease or other disposition of an asset (including pursuant to a sale and leaseback transaction), the amount of all payments required to be made by the Borrower as a result of such event to repay Debt (other than the Loans) secured by such asset or otherwise subject to mandatory payment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower, and the amount of any reserves established by the Borrower to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower).

            "Obligations" means (a) the due and punctual payment of (i) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower to the Lenders, or that are otherwise payable to the Lenders, under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Loan Documents and (c) all obligations of the Borrower, monetary or otherwise, under each interest rate protection agreement entered into with any Lender (including any branch thereof) as counterparty in respect of any of the Loans.

            "Officer" means the president, any vice president, the secretary, any assistant vice president, any assistant secretary, any Financial Officer, or any manager performing analogous limited liability company functions, of the Borrower.

            "Operating Cash Flow" for any specified period, means the sum of (i) operating revenues and other operating income relating to the sale of electrical energy by the Borrower for such period, (ii) interest income and other non-operating income for such period and (iii) any amounts drawn during such period from the Borrower's reserves for operating expenses, reserves for capital expenditures and other reserves.

            "Other Taxes" means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges, recording fees or similar levies arising from any payment made to any Lender or the Administrative Agent hereunder or from the execution, delivery or enforcement of the Loan Documents.

            "Parent" means Sunbury Holdings, LLC, a wholly-owned Subsidiary of PDI, and the sole member of the Borrower.

            "Payment Date" has the meaning assigned to such term in Section 2.06(b).

            "Participant" has the meaning assigned to such term in Section 10.04(e).

            "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

            "PDI" means WPS Power Development, Inc., a wholly-owned indirect Subsidiary of WPSR.

            "Penfield" means Penfield Collieries, LLC, a wholly-owned indirect Subsidiary of WPSR.

            "Percentage" of any Lender means, at any time: (i) with respect to the Term Loans to be made by the Lenders on the Initial Funding Date the Percentage set forth opposite such Lender's name on the signature page hereto, and (ii) with respect to the aggregate amount of Term Loans which are outstanding at such time, the percentage which the aggregate principal amount of such Lender's Term Loans is of the total principal amount of the Term Loans outstanding at such time, in all cases as changed from time to time as a consequence of Assignment Agreements pursuant to Section 10.04 and as reflected in the Register at such time.

            "Perfection Certificate" means a certificate in the form of Annex 2 to the Security Agreement or any other form approved by the Administrative Agent.

            "Permitted Encumbrances" means:

(a) Liens imposed by law for taxes or other governmental charges or assessments that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article 8;

(f) easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower; and

(g) Liens, easements, rights-of-way, encroachments and other encumbrances set forth on Schedule 4.07(c).

            "Permitted Investments" means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's or from Moody's;

(c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; and

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition.

            "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

            "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

            "PPL" means PPL Electric Utilities Corporation, a Pennsylvania corporation formerly known as PP&L, Inc.

            "PPL Letter of Credit" means an irrevocable standby letter of credit substantially in the form of Exhibit F, (or any substitution therefor) issued by an Eligible Bank in favor of PPL.

            "Pro Forma Debt Service" for any specified fiscal period means the sum of (a) all interest expense (including the interest component of Capital Lease Obligations and allowance for borrowed funds used during construction), commitment and other fees, and hedging costs, payable in respect of all Debt of the Borrower (other than WC Loans and Subordinated Debt) outstanding at the end of the fiscal quarter immediately preceding the commencement of such fiscal period (the "reference date"), calculated for such period by giving effect to the weighted average interest rate in effect with respect to such Debt as of the reference date and the payment when due of the amounts referred to in the following clause, and (b) the aggregate amount of all payments of principal of Debt of the Borrower (other than WC Loans and Subordinated Debt) that, as of the reference date, were scheduled to be made during the specified period; provided, however, that Pro Forma Debt Service as of the reference date immediately prior to the Effective Date shall be calculated by giving effect to the borrowing of the Term Loans under this Agreement.

            "Pro Forma Debt Service Coverage Ratio" means, as of the date of any determination, the quotient of (a) the Net Operating Cash Flow of the Borrower as shown on the most recent Quarterly Certificate, divided by (b) Pro Forma Debt Service for the fiscal quarter of the Borrower commencing on the day next following the end of the fiscal quarter covered by such Quarterly Certificate.

            "Project" means the Sunbury Steam Electric Station, a four-unit coal-fired generating station, including two black start diesel generating sets and two oil-fired combustion turbine generators, with a nominal capacity of 436.7 MW, located on the Susquehanna River in Monroe township and the borough of Shamokin Dam, Snyder County, Pennsylvania, and certain facilities and other assets associated therewith and ancillary thereto.

            "Project Cost" means the cost to the Borrower of acquiring the Project, including asset purchase costs, financing and legal fees, fuel inventory, materials and tools inventory, purchase of emissions allowances, a reserve for Capital Expenditures and purchases of emissions allowances, the initial funding of the Debt Service Reserve Account, fees incurred in connection with the Letters of Credit, and other transaction costs.

            "Projected Average DSCR" means the average of the Debt Service Coverage Ratios projected at the end of each of the fiscal quarters of the Borrower occurring during the period of six years commencing on the relevant Determination Date, as determined by the Borrower and approved by the Renewal Independent Engineer.

            "Quarterly Certificate" means a certificate of the Borrower delivered to the Administrative Agent pursuant to Section 6.01(a)(iii).

            "Real Estate" has the meaning assigned to such term in Section 4.07(c).

            "Register" has the meaning assigned to such term in Section 10.04(c).

            "Regulation D," "Regulation T," "Regulation U" or "Regulation X" means, respectively, Regulation D, Regulation T, Regulation U or Regulation X, respectively, of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

            "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

            "Renewal Date" means, consecutively, each of March 31, 2006 and March 31, 2012.

            "Renewal Independent Engineer" means an independent engineering firm to be selected by the Borrower with the approval of the Administrative Agent.

            "Renewal Requirements" means that as of the applicable Determination Date:

(i) The Historical Minimum DSCR, the Historical Average DSCR and the Projected Average DSCR each shall have been equal to or greater than the amounts set forth opposite the applicable Determination Date in the following table:

Determination Date	Historical Minimum DSCR	Historical Average DSCR	Projected Average DSCR
December 31, 2005	1.00	1.55	1.90
December 31, 2011	1.00	1.85	2.80

(ii) The assets constituting the Project are capable of generating electricity for a period of at least two years after the Term Maturity Date in amounts and with efficiencies as contemplated in the Base Case of the Borrower's Confidential Information Memorandum dated November 1999;

(iii) No Event of Default shall have occurred and be continuing; and

(iv) The amount of cash and the fair market value of Eligible Investments on deposit in the Debt Service Reserve Account shall have been at least equal to the Debt Service Reserve Requirement.

            "Required Lenders" means, at any time, the Lenders and the LOC Bank, or any combination of them, having, in the aggregate, Letter of Credit Exposure, outstanding WC Loans, outstanding Term Loans and unused WC Commitment representing more than 50% of the sum of the outstanding Letter of Credit Exposure, WC Loans and Term Loans, and unused WC Commitment at such time; or in the case of matters described in the definition of "Change of Control" in this Section and in Sections 7.11, 8, 9.10 and 10.02(d), 66-2/3% or more of such sum.

            "Required Permit" has the meaning assigned to such term in Section 4.07(a).

            "Restricted Cash Flow" has the meaning assigned thereto in Section 6.14(c).

            "Restricted Payment" means (i) any dividend or other distribution by the Borrower (whether in cash, securities or other property) with respect to any shares of any class of equity securities of the Borrower or any other equity interest in the Borrower, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or equity interest or any option, warrant or other right to acquire any such shares or equity interest, and (iii) any payment of principal, premium or interest with respect to Debt of the Borrower to any Affiliate, whether at maturity, upon acceleration or otherwise.

            "Security Agreement" means the Security Agreement, substantially in the form of Exhibit H, between the Borrower and the Administrative Agent, for the benefit of the Lenders.

            "Security Documents" means the Security Agreement, the Mortgage, the Contract Assignments, and each other security agreement, instrument or other document executed or delivered pursuant to Section 6.17 to secure any of the Obligations.

            "Senior Company Guarantee" means an unconditional Guarantee, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Borrower and the Administrative Agent for the benefit of the Lenders, by any of WPSR, PDI, ESI, WPS Resources Capital Corporation, the Parent or Penfield, provided, that at the date of execution thereof such guarantor has an issuer rating of at least A3 from Moody's or at least A- from Standard & Poor's.

            "Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.; provided, that if such corporation (or its successors or assigns) shall for any reason no longer perform the functions of a securities rating agency, "Standard & Poor's" shall be deemed to refer to any other nationally recognized securities rating agency selected by the Administrative Agent.

            "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

            "Subordinated Debt" means Debt of the Borrower to the Parent or any other Person that, in each instance, is fully and unconditionally subordinated to the Obligations as to payment of principal and interest pursuant to a Subordination Agreement or another agreement or instrument satisfactory to the Administrative Agent.

            "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

            "Subordination Agreement" means a Subordination Agreement, substantially in the form of Exhibit E.

            "Taxes" means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

            "Term Commitment Amount" means the lesser of (i) $86,600,000 and (ii) an amount equal to 70 percent of the Project Cost, as certified by the Borrower to the Administrative Agent on or before the Effective Date.

            "Term Lender" means each Person that has executed this Agreement as a Term Lender, and any other Person that shall have become a party hereto pursuant to an Assignment Agreement, excluding any Person that has ceased to be a party hereto pursuant to an Assignment Agreement.

            "Term Loan" means a loan made by a Term Lender pursuant to Section 2.01(b) as to which a single Interest Period is in effect.

            "Term Maturity Date" means March 31, 2018.

            "Term Note" means a promissory note evidencing Term Loans substantially in the form of Exhibit A-2.

            "Transition Services Contracts" means the contracts identified on Schedule 1.01A as "Transition Services Agreements."

            "Type", when used in reference to any Loan refers to whether the rate of interest on such Loan is determined by reference to the Adjusted LIBO Rate or the Federal Funds Effective Rate.

            "Uniform Commercial Code" when used in relation to any Collateral, means the Uniform Commercial Code as enacted and in effect in the jurisdiction in which such Collateral is located at the time of the attachment of a security interest thereto or, if different, the jurisdiction in which a Uniform Commercial Code financing statement is required to be filed in order to perfect a security interest in such Collateral.

            "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

            "WC Borrowing" means a Borrowing consisting of one or more WC Loans.

            "WC Commitment" means the commitment of the WC Lender to make WC Loans to the Borrower in an aggregate amount not in excess of the WC Commitment Amount, subject to the terms and conditions of this Agreement.

            "WC Commitment Amount" means $2,700,000, or such lesser amount to which the WC Commitment may be reduced from time to time pursuant to Section 2.05(b).

            "WC Loan" means a loan made by the WC Lender pursuant to Section 2.01(a) as to which a single Interest Period is in effect.

            "WC Lender" means Bayerische Landesbank Girozentrale, Cayman Islands Branch.

            "WC Maturity Date" means March 31, 2006, or such later date to which the Maturity Date may be extended in accordance with Section 2.10.

            "WC Note" means a promissory note evidencing WC Loans substantially in the form of Exhibit A-1.

            "WC Termination Date" means the earliest to occur of (i) February 28, 2006, or such later date to which the WC Termination Date shall be extended in accordance with Section 2.10, (ii) the date of termination or reduction in whole of the WC Commitment pursuant to Section 2.05 or Article 8 or (iii) the date of acceleration of all amounts payable under this Agreement and under the Notes pursuant to Article 8.

            "WPSR" means WPS Resources Corporation, a Wisconsin corporation.

    1.02     Terms Generally

            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" are not words of limitation, and the words "will" and "shall" both imply a promise and not mere intention. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Annexes, Exhibits and Schedules shall be construed to refer to Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (e) all references to time of day shall mean New York City time, and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference to an applicable Lender shall mean (i) in the case of WC Loans, the WC Lender and (ii) in the case of Term Loans, the Term Lenders.

    1.03     Accounting Terms

            All accounting terms not specifically defined herein shall be construed in accordance with GAAP applied on a basis consistent with the principles employed in the preparation of the financial statements of the Borrower referred to in Section 6.01. Unless the context otherwise requires, any reference to a fiscal period refers to the relevant fiscal period of the Borrower.

SECTION 2.     THE CREDITS

    2.01    Commitments

            (a) Subject to the terms and conditions set forth herein, the WC Lender agrees to make WC Loans to the Borrower from time to time at the Borrower's request on any Business Day during the period from the Initial Funding Date until the WC Termination Date in an aggregate principal amount not to exceed the Available WC Commitment. Within the foregoing limit and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow WC Loans.

            (b) Subject to the terms and conditions hereof, each Term Lender severally agrees to make Term Loans to the Borrower on the Initial Funding Date in a principal amount equal to such Term Lender's Percentage of the Term Commitment Amount.

    2.02     WC Borrowings and Term Loans

            (a) Each WC Borrowing shall consist of WC Loans from the WC Lender. The Term Lenders shall not have any right or obligation to make WC Loans to the Borrower or to participate therein. Each WC Borrowing shall be in an aggregate principal amount that is an integral multiple of $100,000; provided, that one WC Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Available WC Commitment.

            (b) The Term Loans shall be made by the Term Lenders on the Initial Funding Date, in proportion to their respective Percentages, in an aggregate principal amount equal to the Term Commitment Amount. The failure of any Term Lender to make the Term Loans required to be made by it shall not relieve any other Term Lender of its obligations hereunder. The commitments of the Term Lenders are several, and no Lender shall be responsible for any other Lender's failure to make a Term Loan as required.

            (c) Unless Section 3.04 is applicable, the Term Loans and each WC Borrowing shall be comprised entirely of Eurodollar Loans, in each case as the Borrower may request in accordance herewith. There shall not at any time be more than eight Interest Periods in effect with respect to WC Loans or more than four Interest Periods in effect with respect to Term Loans. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or any other obligation of the Borrower or the Lenders under this Agreement.

            (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Loans if the Interest Period requested with respect thereto would end after (i) the WC Maturity Date, in the case of WC Loans, or (ii) the Term Maturity Date, in the case of Term Loans.

    2.03     Requests for WC Borrowings

            To request a WC Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Federal Funds Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested WC Borrowing;

(ii) the date of such WC Borrowing, which shall be a Business Day;

(iii) the Type of the Borrowing, which shall be a Eurodollar Borrowing unless Section 3.04 is applicable;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

(v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

    2.04     Funding of Loans

            (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Subject to Section 5.02, the Administrative Agent will make such Loans available to the Borrower by promptly crediting or otherwise transferring the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request.

            (b) Unless the Administrative Agent shall have received notice from a Term Lender prior to the Initial Funding Date that such Lender will not make available to the Administrative Agent such Lender's share of the Term Loans, the Administrative Agent may assume that such Lender has made such share available on the Initial Funding Date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Term Lender has not in fact made its share of the Term Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Term Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate that would be otherwise applicable to such Borrowing. If a Term Lender pays the required amount to the Administrative Agent, then such amount shall constitute such Lender's Term Loan.

    2.05     Termination and Reduction of WC Commitment

            (a) Unless previously terminated, the WC Commitment shall terminate on the WC Termination Date.

            (b) The Borrower may at any time terminate the WC Commitment, or from time to time reduce the WC Commitment Amount; provided, that (i) the Borrower shall not terminate the WC Commitment or reduce the WC Commitment Amount if, after giving effect to any concurrent prepayment of the WC Loans in accordance with Section 2.08(a), the sum of the WC Loans outstanding would exceed the WC Commitment Amount, and (ii) each such reduction shall be in an amount that is an integral multiple of $100,000.

            (c) The Borrower shall notify the Administrative Agent of any election to terminate the WC Commitment or reduce the WC Commitment Amount under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the WC Lender of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of the WC Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the WC Commitment or reduction of the WC Commitment Amount hereunder shall be permanent.

    2.06     Repayment of Loans; Evidence of Debt

            (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each WC Loan and Term Loan on the WC Maturity Date and Term Maturity Date, respectively.

            (b) The principal amount of the Term Loans shall be payable in consecutive quarterly installments on the last day of each March, June, September and December, commencing on June 30, 2000, and in a final installment due on the Term Maturity Date (each, a "Payment Date"). Each such installment of principal shall be the amount set forth opposite the applicable Payment Date in the Principal Payment Schedule attached hereto as Annex I (or any lesser amount resulting from the application of mandatory prepayments pursuant to Section 2.08(b)), except that the final installment shall be the amount necessary to pay in full the unpaid principal amount of the Term Loans.

            (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

            (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

            (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall, to the extent not inconsistent with any entries made in any Note, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

            (f) The Loans and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes payable to the order of the payee named therein and its registered assigns.

    2.07     Voluntary Prepayment of Loans

            (a) The Borrower shall have the right at any time and from time to time to prepay any Loans in whole or in part on any Business Day, without premium or penalty (but subject to Section 3.06); provided, that: (i) no voluntary prepayment of Eurodollar Loans may be made on a day other than the last day of the Interest Period applicable thereto; (ii) each voluntary prepayment of Term Loans shall be in an amount equal to $1,000,000 or an integral multiple thereof and each voluntary prepayment of WC Loans shall be in an amount equal to $100,000 or an integral multiple thereof or, in each case, the outstanding principal balance of the Loans if less; (iii) no voluntary prepayment of Eurodollar Term Loans may be made that would result in the aggregate outstanding principal amount of Loans as to which a particular Interest Period is in effect being less than $1,000,000; and (iv) the Borrower shall have given the Administrative Agent written notice of such prepayment in accordance with paragraph (b) of this Section. Voluntary prepayments shall be accompanied by accrued interest to the extent required by Section 3.01. Each voluntary prepayment of Term Loans shall be applied to installments of principal in inverse order of maturity. Term Loans which are prepaid or repaid, in whole or in part, may not be reborrowed.

            (b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any voluntary prepayment hereunder (i) in the case of prepayment of Eurodollar Loans, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of Federal Funds Loans, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of Loans to be prepaid; provided, that, if a notice of prepayment is given in connection with a conditional notice of termination of the WC Commitment as contemplated by Section 2.05, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.05. Promptly following receipt of any such prepayment notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.

    2.08     Mandatory Prepayment of Loans

            (a) The principal amount of the Loans shall be prepaid under the following circumstances:

(i) The WC Loans and the Term Loans shall be prepaid under the circumstances and to the extent of the amounts specified in Sections 6.12(c) and 6.14(c), pro rata in proportion to the respective principal amounts of the WC Loans and the Term Loans outstanding at the date of prepayment. Unless an Event of Default has occurred and is continuing, the Administrative Agent will cause prepayments pursuant to this paragraph from funds held by the Administrative Agent pursuant to Section 6.12(b) to be made, to the extent reasonably practicable, on the last day of the Interest Period or Periods then in effect with respect to the respective Loans; except that if an Event of Default has occurred and is continuing, the Administrative Agent may cause the Loans to be prepaid on any date selected by it.

(ii) In the event that the Renewal Requirements shall not have been met on either Renewal Date, as demonstrated by the timely delivery to the Administrative Agent and the Lenders of the reports and certificates required by Section 6.01(c), commencing on such Renewal Date the Borrower shall thereafter, for so long as any Term Loans are outstanding, on the 5th Business Day following the delivery of each Quarterly Certificate prepay the Term Loans in an amount equal to the amount of Restricted Cash Flow shown on such Quarterly Certificate, less the amount of any prepayments required by Section 6.14(c).

(iii) In the event of any partial reduction of the WC Commitment Amount pursuant to Section 2.05(b), then (i) at or prior to the date of such reduction, the Administrative Agent shall notify the Borrower and the WC Lender of the sum of the principal amount of the WC Loans then outstanding and (ii) if such sum would exceed the WC Commitment Amount after giving effect to such reduction, then the Borrower shall prepay WC Loans on the date of such reduction in amount sufficient to eliminate such excess.

(iv) In the event of termination of the WC Commitment pursuant to Section 2.05(b), the Borrower shall prepay all WC Loans outstanding on the date of such termination.

            (b) Each mandatory prepayment of Term Loans shall be applied ratably to the remaining installments of principal required under 2.06(b).

    2.09     Payments Generally; Pro Rata Treatment; Sharing of Setoffs

            (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office at 560 Lexington Avenue, New York, New York, or such other office as to which the Administrative Agent may notify the other parties hereto, except that payments pursuant to Sections 3.05, 3.06, 3.07 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

            (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of Loans, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal of Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans then due to such parties.

            (c) If any Term Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, its Term Loans resulting in such Term Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Term Lender, then the Term Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Term Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Term Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Term Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Term Lender as consideration for the assignment of or sale of a participation in its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Term Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Term Lender were a direct creditor of the Borrower in the amount of such participation.

            (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each such Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

            (e) If any Term Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Term Lender to satisfy such Lender's obligations under such Section until all such unsatisfied obligations are fully paid.

    2.10     Extension of WC Commitment

            Unless the WC Termination Date shall have previously occurred, at least 90 days but not more than 180 days before the WC Maturity Date, as then in effect, the Borrower may, by notice to the Administrative Agent, request the WC Lender to extend the WC Maturity Date and the WC Termination Date, in each case for a period of six years. The Administrative Agent shall promptly notify the WC Lender of such request. The Administrative Agent shall notify the Borrower in writing not later than 45 days prior to the WC Maturity Date if the WC Lender consents to the request and the conditions of such consent (including conditions relating to legal documentation and evidence of the obtaining of all necessary government approvals). If the Administrative Agent shall notify the Borrower in writing that the WC Lender has consented to the Borrower's extension request, and subject to the satisfaction of any conditions set forth in such notice, the WC Maturity Date and the WC Termination Date shall each be extended to the corresponding day of the month in the sixth consecutive year thereafter, and the terms "WC Maturity Date" and "WC Commitment Termination Date" shall thereafter refer to such dates as so extended. Only two such extension requests may be made pursuant to this Agreement.

SECTION 3.     INTEREST, FEES, YIELD PROTECTION, ETC.

    3.01     Interest

            (a) Eurodollar WC Loans shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Loans plus the Applicable WC Margin; Eurodollar Term Loans shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Loans plus the Applicable Term Margin.

            (b) Federal Funds WC Loans shall bear interest at the Federal Funds Effective Rate plus the Applicable WC Margin; Federal Funds Term Loans shall bear interest at the Federal Funds Effective Rate plus the Applicable Term Margin.

            (c) Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, all principal of and interest on each Loan and each fee and other amount payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in paragraphs (a) and (b) of this Section or (ii) in the case of any other amount, 2% plus the Federal Funds Effective Rate plus the Applicable WC Margin.

            (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided, that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any payment of principal pursuant to Section 2.06(b), accrued interest on the amount paid shall be payable on the applicable Payment Date, (iii) in the event of any prepayment of any Loans pursuant to Section 2.07 or Section 2.08, accrued interest on the principal amount prepaid shall be payable on the date of such prepayment and (iv) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

            (e) All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate, LIBO Rate and Federal Funds Effective Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent clearly demonstrable error.

    3.02     Interest Elections

            (a) The Term Loans and each WC Borrowing initially shall be of the Type specified in the applicable Borrowing Request (which shall be a Eurodollar Borrowing unless Section 3.04 is applicable) and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to continue such Loans and, in the case of a Eurodollar Loans, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Loans, in which case each such portion shall be allocated ratably among the applicable Lenders holding the affected Loans.

            (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic notice shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Continuation Request signed by the Borrower.

            (c) Each telephonic notice and written Continuation Request pursuant to this Section shall specify the following information:

(i) the Loans to which such Continuation Request applies and, if different options are being elected with respect to different portions of the principal amount thereof, the principal amount to be allocated to each resulting portion (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting portion);

(ii) the effective date of the election made pursuant to such Continuation Request, which shall be a Business Day;

(iii) that the resulting Loans are to be Eurodollar Loans (unless Section 3.04 applies); and

(iv) with respect to Eurodollar Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period."

            (d) Promptly following receipt of a Continuation Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender's portion of the resulting Loans.

            (e) If any Continuation Request requests Eurodollar Loans but does not specify an Interest Period, then the Borrower shall be deemed to have selected Eurodollar Loans with an Interest Period of one month's duration. If the Borrower fails to deliver a timely Continuation Request prior to the end of the Interest Period applicable to any Loans, then, unless such Loans are repaid as provided herein at the end of such Interest Period, such Loans shall be continued as Eurodollar Loans with an Interest Period of one month's duration.

            (f) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Loans may be continued as a Eurodollar Loans and (ii) unless repaid, all Eurodollar Loans shall be converted to Federal Funds Loans at the ends of the Interest Periods applicable thereto.

    3.03     Fees

            (a) The Borrower agrees to pay to the Administrative Agent and each Lender, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon between the Borrower and such party.

            (b) All fees and other amounts payable to the Administrative Agent hereunder shall be paid to the Administrative Agent on the dates due, in immediately available funds. Fees and other amounts paid shall not be refundable under any circumstances.

    3.04     Alternate Rate of Interest

            If prior to the commencement of any Interest Period for any Eurodollar Loans:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(ii) the Administrative Agent is advised by any applicable Lender that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining its Loan for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Continuation Request that requests the continuation of any Loans as Eurodollar Loans shall be ineffective, and (ii) if any Borrowing Request requests Eurodollar Loans, such Loans shall be made as Federal Funds Loans.

    3.05     Increased Costs; Illegality

            (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement, any Eurodollar Loans made by such Lender or any participation therein,

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan hereunder or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

            (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

            (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

            (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; and provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

            (e) Notwithstanding any other provision of this Agreement, if, after the date of this Agreement, any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods), whereupon any request for a Eurodollar Loan or to continue a Eurodollar Loan, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for a Federal Funds Loan (or a request to convert a Eurodollar Loan into an Federal Funds Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to Federal Funds Loans, in which event all such Eurodollar Loans shall be automatically converted to Federal Funds Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

For purposes of this paragraph, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

    3.06     Break Funding Payments

            In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.07(b) and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

    3.07     Taxes

            (a) Any and all payments to the Administrative Agent or any Lender by or on account of any obligation of the Borrower hereunder and under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), the applicable Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

            (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) The Borrower shall indemnify each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Lender on or with respect to any payment by or on account of any obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

            (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority pursuant to Section 3.07(a), the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

            (e) Each Foreign Lender agrees that it will, not later than the date that it becomes a Lender hereunder, deliver to each of the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Code or treasury regulations issued pursuant thereto, including (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United states federal income taxes, and (ii) any other certificate or statement requested by the Borrower and required by Treasury Regulation Section  1.1441-4 or Section  1.1441-6, in each case to establish that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Foreign Lender will use good faith efforts to apprise the Borrower and the Administrative Agent as promptly as practicable of any impending change in its tax status that would give rise to any obligation by the Borrower to pay any additional amounts pursuant to this Section 3.07. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under the Loan Documents are not subject to United States withholding tax, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Foreign Lender. Each Foreign Lender represents and warrants that each form supplied by it to the Borrower and the Administrative Agent pursuant to this Section 3.07 and not superseded by another form supplied by it, is or will be, as the case may be, complete and accurate.

            (f) In the event that any Lender claims any tax credit or receives any reimbursement relating to any payment pursuant to this Section, such Lender shall reimburse the Borrower in an amount equal to the benefit to such Lender of such credit or reimbursement. The benefit to such Lender of such credit or reimbursement shall be the excess of (i) such Lender's total income or franchise taxes for the year in which the credit or reimbursement is taken into account over (ii) what such Lender's total income or franchise taxes for such year would have been in the absence of such credit or reimbursement. A certificate of such Lender setting forth in reasonable detail the calculation of the amount of the benefit shall be conclusive and binding, absent manifest error.

    3.08     Mitigation Obligations

            (a) If any Lender requests compensation under Section 3.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.07, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans (or any participation therein) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.05 or 3.07, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

            (b) If any Lender requests compensation under Section 3.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 3.07, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.05 or payments required to be made pursuant to Section 3.07, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 4.     REPRESENTATIONS AND WARRANTIES

            The Borrower represents and warrants to the Administrative Agent and the Lenders that:

    4.01     Status and Ownership

            (a) The Borrower is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware, has all requisite limited liability company power and authority to carry on its business as now conducted, and is qualified or licensed to do business in, and is in good standing in the Commonwealth of Pennsylvania. There is no other jurisdiction where the ownership of the Borrower's properties or the nature of its activities or both makes such qualification or licensing necessary or advisable.

            (b) All of the outstanding membership interests in the Borrower are owned, directly and beneficially, by the Parent.

    4.02     Power and Authority

            The Borrower has the limited liability company power and authority to execute, deliver, perform, and take all actions contemplated by, each of the Loan Documents to which it is a party, and all such action has been duly and validly authorized by all necessary limited liability company proceedings on its part and on the part of the Parent. The Borrower has the limited liability company power and authority to borrow pursuant to the Loan Documents to the fullest extent permitted hereby and thereby, and all necessary limited liability company action to authorize such borrowing has been taken.

    4.03     Execution and Binding Effect

            This Agreement and each of the other Loan Documents to which the Borrower is a party and which is required to be delivered on or before the Effective Date pursuant to Section 5.01 has been duly and validly executed and delivered by the Borrower. This Agreement and each such other Loan Document constitute, and the Notes when executed and delivered by the Borrower will constitute, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

    4.04     Governmental Approvals; No Conflicts

            The execution and delivery of this Agreement and the other Loan Documents, the borrowing of the Loans, the use of the proceeds thereof as permitted by this Agreement, and the consummation of any other transactions contemplated hereby and thereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority (excluding Uniform Commercial Code financing statements), (b) will not violate any applicable law or regulation or the organization certificate or limited liability company agreement of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens permitted by Section 7.02).

    4.05     Licenses and Permits

            (a) Schedule 4.05(a) lists all material permits, licenses, franchises and other governmental authorizations, consents and approvals, other than Environmental Permits, necessary to own or otherwise utilize, operate or maintain, or engage in the business of the Borrower as presently conducted (the "Required Permits"). Except as set forth in Schedule 4.05(a), the Borrower has not received any written notification that it is, or in the future may be considered to be, in violation of any of the Required Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Authority applicable to any Required Permits, except for notifications of violations which would not individually or in the aggregate, create a Material Adverse Effect.

            (b) The Borrower holds all of the permits, licenses and governmental authorizations listed on Schedule 4.05(b) (the "Environmental Permits"), which are all of the material permits, licenses and governmental authorizations required for the Borrower to own, operate, maintain and engage in its business under applicable Environmental Laws, and is in compliance with all such Environmental Permits, with respect to its assets, the operation or maintenance of its assets, and the business of the Borrower in connection with its assets, except where such failure to hold or comply with required Environmental Permits individually or in the aggregate, are not reasonably likely to create a Material Adverse Effect.

    4.06     Financial Condition; No Material Adverse Change

            (a) The Borrower has heretofore furnished to the Administrative Agent an unaudited balance sheet of the Borrower as of March 31, 2000. Such balance sheet presents fairly the financial condition of the Borrower as of March 31, 2000 in conformity with GAAP, subject to normal and recurring year-end audit adjustments.

            (b) Since March 31, 2000 there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower, taken as a whole, and there has been no such material adverse change in the assets or financial condition of the Borrower described in the balance sheet referred to in paragraph (a) of this Section.

    4.07     Title to and Condition of Properties

            (a) Title. Except as set forth in Schedule 4.07(a) and except for other Permitted Encumbrances, the Borrower has good and marketable title to all of the Real Estate and all of the personal property material to its businesses, free and clear of all Liens, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for the purposes for which they were acquired.

            (b) Condition. Except as set forth in Schedule 4.07(b), the tangible assets at the Project, taken as a whole, (i) are in good operating and usable condition and repair, free from any defects (except ordinary wear and tear, in light of their respective ages and historical usage, and except such minor defects as do not interfere with the use thereof in the conduct of the normal operation and maintenance thereof) and (ii) have been maintained consistent with the standards generally followed in the electrical utilities industry.

            (c) Real Estate. Schedule 4.07(c) sets forth all real property owned, leased, used or occupied by the Borrower (the "Real Estate"), including a description of all land, and all Liens, encumbrances, easements or rights of way of record (or, if not of record, of which the Borrower has notice or Knowledge) granted on or appurtenant to or otherwise affecting such Real Estate, the zoning classification thereof, and all plants, buildings or other structures located thereon. Except as set forth on Schedule 4.07(c), to the Knowledge of the Borrower no fact or condition exists which would prohibit or materially adversely affect the ordinary rights of access to and from the Real Estate from and to the existing highways and roads, and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress or egress. Except as set forth on Schedule 4.07(c), to the Knowledge of the Borrower: (i) the Borrower's occupation and use of the Real Estate is in material compliance with all applicable laws and regulations; (ii) there is not (A) any claim of adverse possession or prescriptive rights involving any of the Real Estate, (B) any structure located on any Real Estate which encroaches on or over the boundaries of neighboring or adjacent properties or (C) any structure of any other party which encroaches on or over the boundaries of any such Real Estate; and (iii) none of the Real Estate is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any applicable order decree, statute, rule, or regulation. To the Knowledge of the Borrower, no public improvements have been commenced and none are planned which in either case may result in special assessments against any of the Real Estate or otherwise create a Material Adverse Effect. Except as set forth on Schedule 4.07(c), the Borrower has no Knowledge of any (i) planned or proposed increase in assessed valuations of any Real Estate, (ii) order, writ, injunction, or decree requiring repair, alteration or correction of any existing condition affecting any Real Estate or the systems or improvements thereat, or any condition or defect which could give rise to such an order, writ, injunction, or decree, or (iii) underground storage tanks, or any structural mechanical, or other defects of material significance affecting any Real Estate or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Estate).

            (d) Condemnation; First Refusal Rights. Except as set forth on Schedule 4.07(d), the Borrower has not received notice of, nor have Knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

    4.08     Leases

            Schedule 4.08 lists all real property leases under which the Borrower is a lessee or lessor and which (i) relate to the real or personal property of the Borrower, the operation or maintenance thereof, or the business of the Borrower in connection therewith and (ii) (A) provide for annual payments of more than $250,000 or (B) are material to the operation or condition (financial or otherwise) of the Borrower's property or the business of the Borrower in connection therewith. Except as set forth in Schedule 4.08, each such lease constitutes a valid, binding and enforceable obligation of the Borrower in accordance with its terms, and is in full force and effect; there are no existing material defaults by the Borrower or, to the Borrower's Knowledge, any other party thereunder; and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a material default by the Borrower or, to the Borrower's Knowledge, any other party thereunder, or would cause the acceleration of any of the Borrower's obligations thereunder or result in the creation of any Lien on any of the Borrower's property, or would give rise to an automatic termination, or the right of discretionary termination thereof, except such defaults and other events which would not individually or in the aggregate create a Material Adverse Effect.

    4.09     Litigation and Environmental Matters

            (a) Except as disclosed in Schedule 4.09, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of the Borrower, threatened against or affecting the Borrower (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the transactions contemplated hereby and thereby.

            (b) Except as disclosed in Schedule 4.09, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Borrower (i) has not failed to comply with any Environmental Law nor to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has not become subject to any Environmental Liability, (iii) has not received notice of any claim with respect to any Environmental Liability and (iv) has no Knowledge of any basis for any Environmental Liability.

    4.10     Compliance with Laws and Agreements

            (a) The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            (b) To the Knowledge of the Borrower there is no default or event which with notice or lapse of time, or both, would become a material default under any Material Project Contract, or would otherwise permit any party thereto to terminate or materially modify its obligations thereunder or entitle such party to damages or equitable relief;

    4.11     Regulatory Status

            (a) The Borrower is not an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

            (b) The Borrower is not subject to regulation as a public utility company under the Holding Company Act, other than as an exempt wholesale generator subject to section 32 of the Holding Company Act.

            (c) The Borrower is subject to regulation in the United States as a public utility only by FERC. It is also subject to regulation by the Department of Energy as to international exports of energy and by the Public Service Commission of Wisconsin as to its transactions with its public utility affiliate, Wisconsin Public Service Corporation.

    4.12     Taxes

            All tax and information returns required to be filed by or on behalf of the Borrower have been properly prepared, executed and filed. All Taxes upon the Borrower or upon any of its properties, incomes, sales or franchises which are due and payable have been paid, other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case adequate reserves and provisions for Taxes have been made on the books of the Borrower. The reserves and provisions for Taxes on the books of the Borrower are adequate for all open years and for its current fiscal period. The Borrower has no Knowledge of any proposed additional assessment or basis for any material assessment for additional Taxes (whether or not reserved against).

    4.13     ERISA

            No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, materially exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, materially exceed the fair market value of the assets of all such underfunded Plans.

    4.14     Disclosure

            The Borrower has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent in connection with the negotiation of the Loan Documents or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

    4.15     Subsidiaries

            The Borrower has no Subsidiaries.

    4.16     Insurance

            Schedule 4.16 sets forth a description of all insurance maintained by or on behalf of the Borrower as of the date of this Agreement. As of the date of this Agreement, all premiums in respect of such insurance that are due and payable have been paid.

    4.17     Labor Matters

            As of the date of this Agreement, there are no strikes, lockouts or slowdowns against the Borrower pending or, to the Knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state or local law dealing with such matters, except where any such violations, individually and in the aggregate, would not be reasonably likely to result in a Material Adverse Effect. All material payments due from the Borrower, or for which any claim may be made against the Borrower on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower.

    4.18     Solvency

            Immediately after the execution and delivery of the Loan Documents and immediately following the making of the Loans and after giving effect to the application of the proceeds of the Loans, (a) the fair value of the assets of the Borrower, taken at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following such date. For purposes of calculations pursuant to this Section 4.18, all Subordinated Debt shall be treated as equity of the Borrower rather than as Debt, but only if such Subordinated Debt is not "debt" for purposes of section 101(32) of the Bankruptcy Code.

    4.19     Security Documents

            (a) The Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when (i) the financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) all other applicable filings under the Uniform Commercial Code or otherwise that are required under the Loan Documents are made, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.02.

            (b) The Mortgage with respect to the Mortgaged Property is effective to create, in favor of the Administrative Agent for the benefit of the Lenders, a legal, valid and enforceable Lien, subject to the exceptions listed in the title insurance policy covering such Mortgage, on all of the right, title and interest of the Borrower in and to the Mortgaged Property and the proceeds thereof, and when such Mortgage is filed in the office specified on Schedule 4.19(b), such Mortgage will constitute a Lien on, and security interest in, all right, title and interest of the Borrower in the Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 7.02.

            (c) The Contract Assignments are effective to create in favor of the Lender a legal, valid and enforceable Lien on and collateral assignment of all of the right, title and interest of the Borrower in and to the contracts, licenses and permits covered thereby and when all applicable filings under the Uniform Commercial Code or otherwise that are required under the Loan Documents are made, the Contract Assignments shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.02.

    4.20     Federal Reserve Regulations

            (a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

            (b) No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulations T, U and X.

SECTION 5.     CONDITIONS

    5.01     Effective Date

            The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

            (a) Document Deliveries. The Administrative Agent shall have received the following documents, with sufficient copies for each Lender:

(i) Either (A) a counterpart of this Agreement signed on behalf of each party hereto or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of an executed signature page of this Agreement) that each such party has signed a counterpart of this Agreement;

(ii) A WC Note payable to the WC Lender and a Term Note payable to each Term Lender, each in the principal amount of such Lender's Loans, dated the date of this Agreement, and signed on behalf of the Borrower;

(iii) A Security Agreement, dated the date of this Agreement and signed on behalf of the Borrower, together with the following:

(A) all instruments and other documents, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent (or the Administrative Agent's counsel) to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement; and

(B) a completed Perfection Certificate, dated the date of this Agreement and signed by an Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Borrower in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent (and its counsel) that the Liens indicated by such financing statements (or similar documents) are permitted by Section 7.02 or have been released;

(iv) Counterparts of a Mortgage with respect to the Mortgaged Property signed on behalf of the record owner of such Mortgaged Property, together with: (A) a policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 7.02, in form and substance reasonably acceptable to the Administrative Agent and the Administrative Agent's counsel, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (B) such surveys as may be required pursuant to such Mortgage or as the Administrative Agent may reasonably request, (C) a copy of the original permanent certificate or temporary certificate of occupancy as the same may have been amended or issued from time to time, covering each improvement located upon the Mortgaged Property subject to such Mortgage that were required to have been issued by the appropriate Governmental Authority for such improvement, (D) written confirmation from the applicable zoning commission or other appropriate Governmental Authority stating that, with respect to the Mortgaged Property subject to such Mortgage as built, it complies with existing land use and zoning ordinances, regulations and restrictions applicable to such Mortgaged Property, (E) a Phase I environmental report for the Mortgaged Property subject to such Mortgage by Chester Engineering (each such report to be satisfactory to the Administrative Agent and the Borrower), (F) such opinions of local counsel to the Borrower with respect to such Mortgage as the Administrative Agent shall reasonably require, and (G) such other customary documentation with respect to the Mortgage and the Mortgaged Property as the Administrative Agent may reasonably request;

(v) One or more Contract Assignments with respect to the Material Project Contracts and all other power purchase, fuel supply, operation and maintenance contracts to which the Borrower is a party, in each case dated the date of this Agreement and signed on behalf of the Borrower;

(vi) A Subordination Agreement with respect to any Subordinated Debt to be outstanding on the Initial Funding Date, dated the date of this Agreement and signed on behalf of the Borrower and the holder of such Subordinated Debt;

(vii) The Fuel Subordination Agreement, duly executed by the parties thereto;

(viii) A certificate of the secretary or analogous limited liability company manager of the Borrower, certifying as of the date of this Agreement:

(A) the names and true signatures of the Officers of the Borrower authorized to sign the Loan Documents;

(B) that attached thereto are true, correct and complete copies of: (1) the organization certificate and limited liability company agreement of the Borrower, together with all amendments thereto, as in effect on such date; (2) the resolutions or other instrument of the Borrower's managers or the Parent approving the execution, delivery and performance by the Borrower of the Loan Documents to which it is a party; (3) all documents evidencing other necessary limited liability company or other action by the Borrower or the Parent, if any, with respect to the execution delivery and performance of the Loan Documents by the Borrower and the Parent; and (4) true and correct copies of all approvals of Governmental Authorities required to be obtained by the Borrower in connection with the execution and delivery of the Loan Documents and the performance of the transactions contemplated therein (including orders of FERC and the Pennsylvania Public Utilities Commission); and

(C) that the resolutions and approvals referred to in the foregoing clause (B) have not been modified, revoked or rescinded and are in full force and effect on such date;

(ix) Good standing certificates, dated as of a date not more than ten days prior to the date of this Agreement, of the Secretaries of State of the State of Delaware and the Commonwealth of Pennsylvania with respect to the Borrower;

(x) A certificate of an Officer of the Borrower certifying, as of the date of this Agreement that (i) true, correct and complete copies of the Material Project Contracts and the Transition Services Contracts, and all amendments and supplements thereto, have been theretofore delivered to the Administrative Agent by or on behalf of the Borrower, and (ii) such Material Project Contracts and Transition Services Contracts have not been modified, revoked or rescinded and are in full force and effect on such date;

(xi) [Reserved];

(xii) A certificate of an Officer of the Borrower, dated the date of this Agreement, to the effect that: (A) no Default or Event of Default has occurred or is continuing; (B) no event which could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (C) the representations and warranties of the Borrower set forth in each Loan Document are true and correct in all material respects on and as of the date of such certificate with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and (D) to such Officer's knowledge, after due inquiry, all Liens in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents are in full force and effect and (subject to the filing of Uniform Commercial Code financing statements, and to any other necessary filings or recordings with Governmental Authorities having been made) with the required first priority, subject to Permitted Liens.

(xiii) Copies of the following, each in form and substance reasonably satisfactory to the Administrative Agent: (A) a technical evaluation report with respect to the Project from the Independent Engineer; (B) an electric market analysis by ICF Resources Incorporated; and (C) a fuel evaluation report by John T. Boyd Company;

(xiv) A favorable written opinion (addressed to the Administrative Agent and each Lender and dated the date of this Agreement) from Foley & Lardner on behalf of the Borrower, substantially in the form of Exhibit I, and covering such other matters relating to the Borrower, the Loan Documents or the transactions contemplated by the Loan Documents as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(xv) Certificates of insurance or other evidence reasonably satisfactory to the Administrative Agent that the insurance policies listed on Schedule 4.16 are in effect.

            (b) Borrowing Requests. The Administrative Agent shall have received from the Borrower, not later than 11:00 a.m. on the third Business Day prior to the proposed Initial Funding Date, (i) a written request setting forth (A) the date on which the Borrower proposes to borrow the Term Loans, (B) the initial Interest Period or Interest Periods to be applicable to the Term Loans, (C) if more than one Interest Period is requested, the amounts of the Term Loans to be allocated to each, and (D) the location and number of the Borrower's account to which funds are to be disbursed, and, if the Borrower also proposes to make a WC Borrowing on the Initial Funding Date, a completed and signed Borrowing Request. Both requests may be combined in a single document.

            (c) Debt Service Reserve Account. The Debt Service Reserve Account shall have been opened with the Administrative Agent and cash or Eligible Investments in an amount equal to the Debt Service Reserve Requirement (after giving effect to the delivery of the Debt Service Reserve Letter of Credit) shall have been deposited therein.

            (d) Letters of Credit. The LOC Bank shall have issued and delivered (i) a Debt Service Reserve Letter of Credit in a stated amount of $6,500,000 to the Administrative Agent, and (ii) the PPL Letter of Credit to PPL.

            (e) Governmental Approvals. All material approvals of Governmental Authorities necessary for the operation of the Project shall have been duly obtained, shall be in full force and effect, and shall not contain any conditions that, in the reasonable opinion of the Independent Engineer, are not capable of being satisfied by the Borrower in a manner consistent with the availability of funds and without materially adversely affecting the Project.

            (f) Adverse Contingencies. There shall be no litigation or administrative proceeding, or regulatory development, that would reasonably be expected to have a Material Adverse Effect on (a) the business, assets, operations, prospects, condition (financial or otherwise) or Material Project Contracts of the Borrower, (b) the ability of the Borrower to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Administrative Agent and the Lenders under any Loan Document.

            (g) Outstanding Debt. After giving effect to the Loans, the Borrower shall not have outstanding any Debt, other than (i) Debt incurred under the Loan Documents and (ii) Debt permitted by Section 7.01.

            (h) Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable by the Borrower on or before the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder on or before the Effective Date.

            (i) Other. The Administrative Agent shall have received such other documentation and assurances as shall be reasonably required by it in connection with the Loan Documents and the transactions contemplated thereby.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on April 30, 2000. In the event such conditions are not so satisfied or waived, the Lenders' obligations hereunder shall terminate at such time.

    5.02     Each Borrowing

            The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the making of the Term Loans) is subject to the further condition precedent that, both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof: (a) no Default or Event of Default shall have occurred and be continuing; (b) no event which could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing; (c) the representations and warranties of the Borrower set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and (d) to the Knowledge of the Borrower, all Liens in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents shall be in full force and effect with the required first priority, subject to Permitted Liens. Each Borrowing Request shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of such notice and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Borrowing, as of the date of such Borrowing).

SECTION 6.     AFFIRMATIVE COVENANTS

            Until the WC Commitment has expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

    6.01     Financial Statements and Other Information

            (a) The Borrower will furnish to the Administrative Agent (with a duplicate copy for each Lender):

(i) within 120 days after the end of each fiscal year, an audited balance sheet of the Borrower and the related statements of income, member's equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the comparable figures for the previous fiscal year, all reported on by Arthur Andersen LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied;

(ii) within 90 days after the end of each of the first three fiscal quarters of each fiscal year, a balance sheet of the Borrower and the related statements of income, member's equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii) not later than 45 days after the end of each fiscal quarter of the Borrower, commencing with the quarter ending June 30, 2000, a certificate of a Financial Officer of the Borrower setting forth in reasonable detail calculations of Net Operating Cash Flow and Debt Service of the Borrower for, and the Debt Service Coverage Ratio of the Borrower as of, the end of such fiscal quarter and, if during such quarter the Borrower has entered into any material power purchase, fuel supply, operation or maintenance agreement, or any other agreement the breach of which by any party thereto could reasonably be expected to have a Material Adverse Effect, such certificate shall be accompanied by (A) a true, correct and complete copy of each such agreement and (B) an updated Schedule 1.01A, identifying each such agreement as a Material Project Contract. Each such updated schedule, upon delivery, shall be deemed to be a part of this Agreement and shall supercede any earlier dated Schedule 1.01A.

(iv) not later than November 1 in each year, projections prepared by a Financial Officer of the Borrower showing in reasonable detail the Borrower's projected operating revenues and operating expenses, and the Borrower's projected Capital Expenditures, for the following fiscal year;

(v) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of the Loan Documents, as the Administrative Agent may reasonably request.

            (b) Each year, at the time of delivery of the annual financial statements of the Borrower pursuant to clause (i) of Section 6.01(a), the Borrower will furnish to the Administrative Agent a certificate of a Financial Officer of the Borrower, (i) setting forth the information required pursuant to Sections 1 and 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate or the date of the most recent certificate delivered pursuant to this paragraph and (ii) certifying that all Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above, and all other actions have been taken, to the extent necessary to protect and perfect the security interests under the Security Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

            (c) Not earlier than 90 days and not later than five Business Days prior to each Renewal Date, the Borrower will furnish to the Administrative Agent (with a duplicate copy for each Lender):

(i) a report of a Renewal Independent Engineer, dated not earlier than 90 days prior to the Renewal Date, stating whether or not the conditions specified in clauses (i) and (ii) of the definition of Renewal Requirements have been met as of the preceding Determination Date and including calculations, schedules and other information supporting in reasonable detail the conclusions contained therein; and

(ii) a certificate, dated not more than five days prior to the delivery thereof and signed by a Financial Officer of the Borrower, to the effect that as of the preceding Determination Date and as of the date of such certificate (A) no Default or Event of Default had occurred or was continuing, and (B) the amount of cash and the fair market value of Eligible Investments on deposit in the Debt Service Reserve Account was at least equal to the Debt Service Reserve Requirement.

    6.02     Notices of Material Events

            (a) The Borrower will furnish to the Administrative Agent and each Lender written notice of the following, promptly after acquiring Knowledge thereof:

(i) the occurrence of any Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower that, if adversely determined, could reasonably be expected, in the good faith opinion of the Borrower, to result in a Material Adverse Effect;

(iii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $250,000; provided, that liability attributable to an ERISA Event that occurs with respect to the Plan of an ERISA Affiliate (other than the Borrower) shall be considered only if the ERISA Affiliates, in the aggregate but excluding the Borrower, do not, as of the date of such ERISA Event, have sufficient net worth to satisfy the liability attributable to the ERISA Event; and

(iv) any other development that could reasonably be expected, in the good faith opinion of the Borrower, to result in a Material Adverse Effect.

Each notice delivered under this paragraph shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

            (b) The Borrower will give written notice to the Administrative Agent not later than 30 days prior to the expiration date of the Debt Service Reserve Letter of Credit, stating whether the Borrower will, not later than the expiration date of such Debt Service Reserve Letter of Credit, (i) furnish the Administrative Agent with an extension of such Debt Service Reserve Letter of Credit or a new Debt Service Reserve Letter of Credit in a stated amount specified in such notice in place of the expiring Debt Service Reserve Letter of Credit, (ii) deposit cash and/or Eligible Investments in the Debt Service Reserve Account in an amount specified in such notice, or (iii) both.

    6.03     Existence; Conduct of Business

            The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, including, without limitation, the Required Permits and the Environmental Permits, except to the extent that any such failure could not reasonably be expected to have a Material Adverse Effect.

    6.04     Payment of Obligations

            The Borrower will pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

    6.05     Performance of Material Project Contracts

            The Borrower will perform and observe all of the covenants and agreements on its part to be performed under the Material Project Contracts, except to the extent that such noncompliance could not reasonably be expected to have a Material Adverse Effect.

    6.06     Maintenance of Properties

            The Borrower will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

    6.07     Books and Records; Inspection Rights

            (a) The Borrower will keep proper books of record and account in which full, true and correct entries are made of all transactions in relation to its business and activities.

            (b) The Borrower will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

    6.08     Compliance with Laws

            The Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including without limitation the Required Permits and the Environmental Permits, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

    6.09     Use of Proceeds

            The proceeds of the Term Loans will be used only to pay or reimburse Project Costs, including professional fees and other closing costs, and (b) to refinance certain existing Debt incurred in connection with the foregoing acquisition. The proceeds of the WC Loans will be used only for working capital and other general company purposes. No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

    6.10     Information Regarding Collateral

            The Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) its legal name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned or held by it or on its behalf or any office or facility at which Collateral owned or held by it or on its behalf with an aggregate book value in excess of $250,000 is located (including the establishment of any such new office or facility), (iii) the identity or organizational structure of the Borrower such that a filed financing statement becomes misleading or (iv) the Federal Taxpayer Identification Number of the Borrower. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Lender if any material portion of the Collateral is damaged or destroyed.

    6.11     Insurance

            (a) The Borrower will maintain, with financially sound and reputable insurance companies, (i) adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty and other risks insured against by extended coverage, as is customary with corporations engaged in the same or similar businesses or having similar properties similarly situated, and (ii) such other insurance as is required pursuant to the terms of any Security Document.

            (b) The Borrower will promptly upon request therefor, deliver or cause to be delivered to the Administrative Agent originals or duplicate originals of all such policies of insurance. All such insurance policies in respect of property insurance shall contain a standard loss payable clause and shall be endorsed to provide that, in respect of the interests of the Administrative Agent: (i) the Administrative Agent shall be an additional insured, as its interest may appear, with respect to all coverages, (ii) 30 days' prior written notice of any cancellation, reduction of amounts payable, or any changes and amendments shall be given to the Administrative Agent, and (iii) the Administrative Agent shall have the right, but not the obligation, to pay any premiums due or to acquire other such insurance upon the failure of the Borrower to pay the same or to so insure.

    6.12     Casualty and Condemnation

            (a) The Borrower will give the Administrative Agent prompt written notice of any material casualty or other material damage to the Project or any material part thereof or the commencement of any action or proceeding for the taking of the Project or any material part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

            (b) If any casualty or damage to the Project or any taking of the Project or any part thereof under power of eminent domain or by condemnation or similar proceeding results in Net Proceeds (whether in the form of insurance proceeds, condemnation award or otherwise) in an amount in excess of 7.5% of the book value of the Project at the time of such event, determined in accordance with GAAP, the Administrative Agent, on behalf of the Lenders, is authorized to collect such Net Proceeds and, if received by the Borrower, such Net Proceeds shall be paid over promptly to the Administrative Agent. Within 30 days after the date of receipt by the Borrower of such Net Proceeds or the date of receipt by the Borrower of written notice from the Administrative Agent that it has received such Net Proceeds from a Person other than the Borrower, (i) the Borrower will give notice to the Administrative Agent, whether or not the Project (A) has been repaired, restored or replaced or (B) is capable of being repaired, restored or replaced within 180 days from the date of receipt of such Net Proceeds and, if the latter, whether or not the Borrower intends to repair, restore or replace the Project within such 180-day period, and (ii) will furnish the Administrative Agent with a report from an engineer or architect satisfactory to the Administrative Agent to the effect that the Project has been repaired, restored or replaced or can be repaired, restored or replaced within 180 days from the date of receipt of such Net Proceeds, and that the completed or contemplated restoration, repair or replacement of the Project has rendered, or when completed will render, the Project a complete, economically viable facility of substantially the same usefulness, design and construction and fully functional for the same purposes and uses as existed prior to the event described in paragraph (a) of this Section. The Administrative Agent will hold any Net Proceeds received by it in an interest bearing account in the name of the Borrower and, subject to receipt of the notice and report required by the preceding sentence, will pay over to the Borrower from time to time upon its written request, to the extent of such Net Proceeds and any accrued interest thereon, the amounts theretofore expended by the Borrower or required by the Borrower to pay liabilities incurred to repair, restore or replace the Project within such 180-day period, except that if a Default described in Section 8(e) shall have occurred and be continuing the Administrative Agent will hold any undisbursed Net Proceeds as Collateral until such Default shall be cured. If at the end of such 180-day period any Net Proceeds and accrued interest remain undisbursed, after completion of the restoration, repair or replacement of the Project, the Administrative Agent will pay over the remaining amount to the Borrower upon receipt of a certificate of a Financial Officer that the repair, restoration or replacement of Project has been completed.

            (c) In the event that the Administrative Agent receives any Net Proceeds pursuant to paragraph (b) of this Section and (i) within 30 days thereafter the Administrative Agent has not received the notice and report required by paragraph (b) of this Section, or (ii) the Project has not been repaired, restored or replaced by the Borrower within 180 days from the date of receipt of such Net Proceeds, or (iii) an Event of Default shall have occurred and be continuing, the Administrative Agent will apply all Net Proceeds and any accrued interest thereon held by it to prepay the Loans in accordance with Section 2.08. Any amount remaining after such application will be paid over to the Borrower.

    6.13     Debt Service Reserve Account

            (a) The Borrower will open and maintain with the Administrative Agent an account in the name of the Borrower (the "Debt Service Reserve Account") and will deposit and maintain in such account cash or Eligible Investments, or both, in an amount the fair market value of which is equal at all times to not less than the Debt Service Reserve Requirement. The Administrative Agent will invest and reinvest any cash balances in the Debt Service Reserve Account in Eligible Investments as directed by the Borrower in writing from time to time; provided, that the Administrative Agent shall have no obligation to invest or reinvest any cash balances in the Debt Service Reserve Account in the absence of such written instructions. The Borrower hereby grants the Administrative Agent, for the benefit of the Lenders, a first priority security interest in the Debt Service Reserve Account, the Eligible Investments therein and the proceeds thereof. Proceeds of Eligible Investments held in the Debt Service Reserve Account shall be applied by the Borrower as provided in Section 6.14.

            (b) Subject to Section 6.14(d), the Borrower shall be entitled to withdraw cash and/or Eligible Investments from the Debt Service Reserve Account, during the period of 10 Business Days following the date of delivery of each Quarterly Certificate, in an amount not in excess of the Available Debt Service Reserve Account Balance as of the end of the fiscal quarter covered by such Quarterly Certificate.

    6.14     Application of Operating Cash Flow

            (a) So long as no Event of Default has occurred and is continuing, the Borrower will make payments for the following items during each fiscal quarter, in the order of priority set forth below, only to the extent of the Operating Cash Flow for such fiscal quarter:

(i) First: Amounts payable during such fiscal quarter with respect to the following items (whether or not accrued during such quarter): (A) all proper operation and maintenance expenses of the Project incurred by the Borrower, including (1) power production expenses (including fuel and emission allowance expenses), transmission expenses, distribution expenses and administrative and general expenses, net of amounts expensed during such quarter for fuel, emissions allowances, materials, supplies and other prepaid expenses recorded as assets by the Borrower during any preceding fiscal quarter; (2) reimbursement to the Parent or other Affiliates of the Borrower's reasonably allocable share of operation and maintenance expenses incurred by the Parent or such Affiliates for the benefit of the Borrower, to the extent such expenses would be proper operation and maintenance expenses if incurred directly by the Borrower; and (3) reasonable administrative fees to the Parent or other Affiliates of the Borrower; (B) Taxes, other than income taxes and (C) without duplication of any amounts included in clause (A) above, purchases of fuel inventories (to the extent that such payments are not then prohibited under the Fuel Subordination Agreement), emission allowance inventories, materials, supplies and other prepaid expenses;

(ii) Next: Capital Expenditures necessary to complete, maintain, repair or replace the Project or any part thereof, to the extent permitted by Section 7.05;

(iii) Next: Interest, fees and other amounts, other than principal, due under this Agreement and the Notes, and payments due under Hedging Agreements;

(iv) Next: Principal due under this Agreement and the Notes, including voluntary and mandatory prepayments;

(v) Next: Funding of any current deficiency in the Debt Service Reserve Account; and

(vi) Finally: As provided in Section 6.14(c) below.

            (b) If an Event of Default has occurred and is continuing, the Borrower shall apply all Operating Cash Flow in such order of priority as the Administrative Agent or the Required Lenders shall approve.

            (c) Subject to Section 2.08(a)(ii) and paragraph (b) of this Section, the amount of Operating Cash Flow remaining after giving effect to the payments specified in clauses (i), (ii), (iii), (iv) and (v) of Section 6.14(a) ("Restricted Cash Flow"), shall be applied, commencing with the quarter beginning July 1, 2000, as follows:

(i) If the Debt Service Coverage Ratio as shown in the most recent Quarterly Certificate is less than or equal to 1.00, the Borrower will, within 10 Business Days after delivery of such Quarterly Certificate, transfer to the Administrative Agent an amount equal to Restricted Cash Flow for the immediately preceding quarter, if any, plus all Restricted Cash Flow from previous fiscal quarters retained by the Borrower, and will direct the Administrative Agent to apply such amount, and if such amount is not sufficient, first to withdraw cash and the proceeds of Eligible Investments from the Debt Service Reserve Account, to the extent required, and then, if such additional amount is not sufficient, to draw on the Debt Service Reserve Letter of Credit to the extent of the amount available thereunder, or to the extent required, if less, and apply such amounts to prepay the Loans in accordance with Section 2.08, until, after giving effect to such prepayment, the Pro Forma Debt Service Coverage Ratio shall be equal to 1.50.

(ii) If the Debt Service Coverage Ratio as shown in the most recent Quarterly Certificate is greater than 1.00 but less than or equal to 1.25, the Borrower will, within 10 Business Days after delivery of such Quarterly Certificate, transfer an amount equal to 50% of the Restricted Cash Flow for the immediately preceding quarter plus 50% of all Restricted Cash Flow from previous fiscal quarters retained by the Borrower (less any amounts previously transferred pursuant to this clause or clause (iii) below) to the Administrative Agent and will direct the Administrative Agent to deposit such amount in the Debt Service Reserve Account; and

(iii) If the Debt Service Coverage Ratio as shown in the most recent Quarterly Certificate is greater than 1.25 but less than or equal to 1.50, the Borrower will deposit an amount equal to 25% of the Restricted Cash Flow for the immediately preceding quarter plus 25% of all Restricted Cash Flow from previous fiscal quarters retained by the Borrower (less any amounts previously transferred pursuant to this clause) to the Administrative Agent and will direct the Administrative Agent to deposit such amount in the Debt Service Reserve Account;.

All accumulated Restricted Cash Flow remaining after making the transfers required in clauses (i), (ii) and (iii) above shall be retained by the Borrower and shall not be available for Restricted Payments until the Borrower is entitled to withdraw funds from the Debt Service Reserve Account pursuant to Section 6.14(d) below.

            (d) If (i) the Debt Service Coverage Ratio as shown in the Borrower's Quarterly Certificates for four consecutive fiscal quarters shall have been equal to or greater than 1.5 but less than 1.75, or (ii) the Debt Service Coverage Ratio as shown in the Borrower's Quarterly Certificate for the immediately preceding fiscal quarter is equal to or greater than 1.75, the Borrower may withdraw cash and/or Eligible Investments from the Debt Service Reserve Account in an amount not in excess of the Available Debt Service Reserve Account Balance.

            (e) Notwithstanding anything to the contrary in this Section 6.14:

(i) The Borrower may make payments from Operating Cash Flow during any fiscal quarter without regard to the order of priority set forth in Section 6.14(a), or in excess of Operating Cash Flow for such quarter if, prior to any such non-conforming payment, the Borrower shall have caused to be delivered to the Administrative Agent a Senior Company Guarantee of the payment in full when due of all payments of principal and interest with respect to the Loans due or to become due (whether at stated maturity, by acceleration or otherwise) during the period from the date of such Senior Company Guarantee through the fourth consecutive Payment Date following such date;

(ii) The Borrower may (A) withdraw cash and/or Eligible Investments from the Debt Service Reserve Account in an amount not in excess of the Available Debt Service Reserve Account Balance at the date of withdrawal and (B) make Restricted Payments from Restricted Cash Flow (including amounts deposited in, and subsequently withdrawn from the Debt Service Reserve Account) if, prior to any such withdrawal or Restricted Payment, the Borrower shall have caused to be delivered to the Administrative Agent a Senior Company Guaranty of payment to the Borrower upon demand by the Borrower of all amounts required by the Borrower for payment of the items enumerated in clauses (i) through (v), inclusive, of Section 6.14(a), subject to the limit that the aggregate amount so guaranteed shall not exceed the aggregate amount of Restricted Payments made pursuant to this Section 6.14(e)(ii); and

(iii) The Borrower may from time to time withdraw cash and/or Eligible Investments from the Debt Service Reserve Account in an aggregate amount not in excess of the Available Debt Service Reserve Account Balance at the date of withdrawal, provided, that the entire amount so withdrawn is applied on such date to prepay the Loans pursuant to Section 2.07(a).

    6.15     Environmental Compliance

            The Borrower shall use and operate the Project in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where noncompliance with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

    6.16     Hedging Agreements

            Not later than six months after the Initial Funding Date, the Borrower will enter into Hedging Agreements, in form and substance and with counterparties reasonably satisfactory to the Administrative Agent, to fix the interest rate on 50% or more of the outstanding principal amount of the Term Loans until the Term Maturity Date.

    6.17     Further Assurances

            The Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that may be required under any applicable law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 7.     NEGATIVE COVENANTS

            Until the WC Commitment has expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

    7.01     Debt; Preferred Equity Interests

            (a) The Borrower will not create, incur, assume or permit to exist any Debt, except:

(i) Debt under the Loan Documents;

(ii) Subordinated Debt;

(iii) Debt of the Borrower secured by Liens permitted by Sections 7.02(a)(iii) and 7.02(a)(iv).

(iv) Debt of the Borrower incurred in the ordinary course of business or for the maintenance, replacement or improvement of any fixed or capital assets constituting the Project, provided that the aggregate principal amount of Debt permitted by this clause (iv), plus the aggregate amount of the Borrower's accounts payable to trade creditors for goods or services, shall not exceed $10,000,000 at any time outstanding; and

(v) Debt to counterparties in respect of Hedging Agreements.

            (b) The Borrower will not (i) issue any preferred membership or other equity interest or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any membership or other equity interest in the Borrower or any option, warrant or other right to acquire any such membership or other equity interest.

    7.02     Liens

            (a) The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any property or asset of the Borrower existing on the date hereof and set forth in Schedule 7.02, provided that (i) such Lien shall not apply to any other property or asset of the Borrower and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv) Purchase-money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition (and not created in contemplation of such acquisition) or a Lien incurred in connection with any conditional sale or other title retention agreement or a capital lease; provided, that:

(A) Any property subject to any of the foregoing is acquired by the Borrower in the ordinary course of its business and the Lien on any such property attaches to such asset concurrently or within ninety (90) days after the acquisition thereof;

(B) The obligation secured by any Lien so created, assumed, or existing shall not exceed one hundred percent (100%) of the lesser of the cost or the fair market value as of the time of acquisition of the property covered thereby to the Borrower;

(C) Each such Lien shall attach only to the property so acquired and fixed improvements thereon; and

(D) The Debt secured by all such Liens shall not exceed $5,000,000 (adjusted as provided in paragraph (b) of this Section) at any time outstanding in the aggregate;

(v) Liens securing Debt permitted by Section 7.01, other than Subordinated Debt; provided, that such Liens are subordinate in priority to the Liens of the Security Documents;

(vi) Liens to secure Capital Expenditures contemplated by or arising under Material Project Contracts; provided, that such Liens: (i) are approved by the Administrative Agent in writing prior to the attachment thereof; (ii) are limited to the property to be acquired or constructed; (iii) do not secure indebtedness for borrowed money; and (iv) are subordinate in priority to the Liens of the Security Documents;

(vii) Liens created pursuant to Material Project Contracts or in the ordinary course of business of the Borrower; provided, that such Liens: (i) are approved by the Administrative Agent in writing prior to the attachment thereof; (ii) do not secure indebtedness for borrowed money; and (iii) are subordinate in priority to the Liens of the Security Documents; and

(viii) Minor encumbrances, capital leases and judgment liens (other than judgment liens which have been bonded paid or stayed within 90 days after attachment) not exceeding $5,000,000 in the aggregate.

            (b) The total amount of Debt permitted by Section 7.02(a)(iv)(D) shall be increased on each anniversary of the date of this Agreement in proportion to the GDP Price Deflator for the immediately preceding calendar year. For purposes of this paragraph, "GDP Price Deflator" means the average of the four implicit price deflators for the gross domestic product reported by the United States Department of Commerce for the four quarters of the relevant calendar year.

    7.03     Fundamental Changes

            (a) The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, whether now owned or hereafter acquired, or liquidate or dissolve.

            (b) The Borrower will not engage to any material extent in any business other than business of the type conducted by the Borrower on the date of execution of this Agreement and business directly related thereto.

    7.04     Investments, Loans, Advances, Guarantees and Acquisitions

            The Borrower will not purchase, hold or acquire (including pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, except:

(i) Permitted Investments; and

(ii) investments existing on the date hereof and set forth in Schedule 7.04;

    7.05     Capital Expenditures

            The Borrower will not permit Capital Expenditures made by the Borrower in any fiscal year to exceed (i) $7,000,000 or (ii) 150% of the amount of Capital Expenditures projected in the most recent projections delivered by the Borrower to the Administrative Agent pursuant to Section 6.01(a)(iv), whichever amount is greater.

    7.06     Asset Sales

            The Borrower will not sell, transfer, lease or otherwise dispose (including pursuant to a merger) of any asset except, to the extent that any such transaction will not have a Material Adverse Effect, (i) sales, transfers, leases and other dispositions in the ordinary course of business in connection with the repair or replacement of any equipment or parts, (ii) sales, transfers, leases and other dispositions of obsolete equipment or parts which are no longer used or useful in the operation or maintenance of the Project, and (iii) sales or other dispositions of other property in an amount up to $500,000 with respect to any single transaction and up to $1,000,000 in the aggregate during any fiscal year.

    7.07     Sale and Lease-Back Transactions

            The Borrower will not enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

    7.08     Hedging Agreements

            The Borrower will not enter into any Hedging Agreement, other than Hedging Agreements required or permitted by Section 6.16 and Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower is exposed in the conduct of its business or the management of its liabilities.

    7.09     Restricted Payments

            The Borrower will not declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, except that so long as the conditions specified in Section 6.14(d) or Section 6.14(e)(ii) are applicable, the Borrower may make distributions with respect to the equity interest of the Parent in the Borrower and pay Subordinated Debt to the extent of its accumulated Restricted Cash Flow; provided, however, that the Borrower shall not make any Restricted Payments to any Person at any time when total cash and Eligible Investments on deposit in the Debt Service Reserve Account are less than the Debt Service Reserve Requirement.

    7.10     Transactions with Affiliates

            Except as otherwise required or permitted by the Affiliate Agreements, the Borrower will not sell, transfer, lease or otherwise dispose (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower than could be obtained on an arms-length basis from unrelated third parties, provided that notwithstanding anything in Section 7.01, 7.04, 7.06 and 7.09 to the contrary, the Borrower may participate in, and make payments under, any Affiliate cost-sharing or cost- or benefit-allocation program or agreement, including without limitation, overhead allocation payments, tax credit allocation, income tax allocation, service cost payments or Plan premium allocation payments, whether or not such payments or allocations are pursuant to a written agreement, provided that (i) in the case of any payment, cost sharing or overhead or cost allocation, such payment, sharing or allocation is in ordinary course of business of the Borrower and pursuant to the reasonable requirements of the Borrower's business, is in consideration of services or other benefits rendered or provided to the Borrower, and is upon fair and reasonable terms comparable to terms the Borrower would obtain in a comparable arms-length transaction, and (ii) in the case of any tax credit allocation or income tax allocation or other similar allocation, such allocation is applied consistently and in a fair and reasonable manner to all Affiliates included in the relevant consolidated tax return (after giving due effect to the intent of the Sections enumerated above).

    7.11     Modification of Material Contracts and Other Documents

            The Borrower will not (i) amend, modify or waive any of its rights under any Material Project Contract or terminate, cancel or permit the termination or cancellation of any Material Project Contract, (ii) amend, modify or waive any of its rights under any Required Permit or Environmental Permit, (iii) amend or modify its certificate of formation, limited liability company agreement or other organizational documents, or (iv) amend, modify or waive any of its rights under any Transition Service Contract or terminate, cancel or permit the termination or cancellation of any Transition Service Contract, in each case other than amendments, modifications or waivers that would not reasonably be expected to cause a Material Adverse Effect, without the prior written consent of the Required Lenders, in the case of matters described in clauses (i), (ii) and (iii) of this Section, or the Administrative Agent, in the case of matters described in clause (iv) of this Section.

SECTION 8.     EVENTS OF DEFAULT

            If any of the following events ("Events of Default") shall occur:

            (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, or the Borrower shall fail to pay any interest on any Loan or any fee, commission or any other amount payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of more than five Business Days;

            (b) WPSR shall fail to pay any reimbursement obligation, fee or other amount with respect to either Letter of Credit when and as the same shall become due and payable, and such failure shall continue unremedied for a period of more than five Business Days;

            (c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

            (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, 6.03, or 6.09 or in Article 7;

            (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a) or (c) of this Article), and such failure shall continue unremedied for a period of 30 days after the Borrower shall have received written notice thereof from the Administrative Agent; provided, however, that if such Default cannot be cured by the Borrower within such 30-day period, it shall not constitute an Event of Default if curative action is instituted by the Borrower within such period and thereafter is diligently pursued until such Default is cured, so long as such Default is cured in any event within 30 days after the expiration of the initial 30-day period;

            (f) the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt, when and as the same shall become due and payable (after giving effect to any applicable grace period);

            (g) any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (in each case after giving effect to any applicable grace period), provided, that this clause shall not apply to secured Debt that becomes due solely as a result of the voluntary sale or transfer, or casualty loss, of the property or assets securing such Debt;

            (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

            (i) the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

            (j) the Borrower shall become insolvent; shall fail to pay, become unable to pay, or admit in writing that it is or will be unable to pay, its debts as they become due; or shall voluntarily suspend transaction of its business;

            (k) one or more judgments for the payment of money in an aggregate amount not covered by insurance in excess of $5,000,000 shall be rendered against the Borrower and the same shall remain undischarged or unbonded for a period of 90 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment;

            (l) an ERISA Event shall have occurred that, in the opinion of the Administrative Agent or the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding (i) $1,000,000 in any year or (ii) $2,000,000 for all periods; provided, that liability attributable to an ERISA Event that occurs with respect to any Plan of an ERISA Affiliate (other than the Borrower) shall be considered only if the ERISA Affiliates, in the aggregate but excluding the Borrower do not, as of the date of such ERISA Event, have sufficient net worth to satisfy the liability attributable to the ERISA Event;

            (m) any Loan Document shall cease, for any reason, to be in full force and effect, or the Borrower shall so assert in writing or shall disavow any of its obligations thereunder;

            (n) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Borrower not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent's failure to maintain possession of any instrument, certificated security or negotiable document delivered to it under the Security Agreement;

            (o) a Change in Control shall occur; or

            (p) the amount on deposit in the Debt Service Reserve Account shall at any time be less than the Debt Service Reserve Requirement and the Borrower shall not within 30 days after it shall receive written notice from the Administrative Agent of such deficiency, either deposit cash in the Debt Service Reserve Account in the amount, or deliver to the Administrative Agent a Debt Service Reserve Letter of Credit in a stated amount, equal to the amount of such deficiency;

then, and in every such event (other than an event described in clause(h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the WC Commitment, and thereupon the WC Commitment shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in clause (h) or (i) of this Section, the WC Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 9.     THE ADMINISTRATIVE AGENT

    9.01     Appointment

            Each Lender hereby irrevocably appoints Bayerische Landesbank Girozentrale, acting through its New York Branch, to act as Administrative Agent for such Lender under this Agreement and the other Loan Documents. Each Lender hereby irrevocably authorizes the Administrative Agent to take such action on behalf of such Lender under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are expressly delegated to or required of the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Bayerische Landesbank Girozentrale hereby agrees to act as Administrative Agent on behalf of the Lenders on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 9.10. Each Lender hereby irrevocably authorizes the Administrative Agent to execute and deliver each of the Loan Documents executed after the date hereof and to accept delivery of such of the other Loan Documents delivered after the date hereof as may not require execution by the Administrative Agent (with such consents of the Lenders as required pursuant to Section 10.02). Each Lender agrees that the rights and remedies granted to the Administrative Agent under the Loan Documents shall be exercised exclusively by the Administrative Agent, and that no Lender shall have any right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

    9.02     General Nature of Administrative Agent's Duties

            Notwithstanding anything to the contrary elsewhere in this Agreement or in any other Loan Document:

(i) The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Administrative Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist.

(ii) The duties and responsibilities of the Administrative Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Administrative Agent shall not have a fiduciary relationship in respect of any Lender.

(iii) The Administrative Agent is and shall be solely the agent of the Lenders. The Administrative Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, the Borrower or any other Person (except only for its relationship as agent for, and its express duties and responsibilities to, the Lenders as provided in this Agreement and the other Loan Documents).

(iv) The Administrative Agent shall be under no obligation to take any action hereunder or under any other Loan Document if the Administrative Agent believes in good faith that taking such action may conflict with any Law or any provision of this Agreement or any other Loan Document, or may require the Administrative Agent to qualify to do business in any jurisdiction where it is not then so qualified.

    9.03     Exercise of Powers

            The Administrative Agent shall take any action of the type specified in this Agreement or any other Loan Document as being within the Administrative Agent's rights, powers or discretion in accordance with directions from the Required Lenders (or, to the extent this Agreement or such Loan Document expressly requires the direction or consent of some other Person or set of Persons, then instead in accordance with the directions of such other Person or set of Persons). In the absence of such directions, the Administrative Agent shall have the authority (but under no circumstances shall be obligated), in its sole discretion, to take any such action, except to the extent that this Agreement or such Loan Document expressly requires the direction or consent of the Required Lenders (or some other Person or set of Persons), in which case the Administrative Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on all the Lenders. The Administrative Agent shall not have any liability to any Person as a result of (a) the Administrative Agent acting or refraining from acting in accordance with the directions of the Required Lenders (or other applicable Person or set of Persons), (b) the Administrative Agent refraining from acting in the absence of instructions to act from the Required Lenders (or other applicable Person or set of Persons), whether or not the Administrative Agent has discretionary power to take such action, or (c) the Administrative Agent taking discretionary action it is authorized to take under this Section (subject, in the case of clauses (b) and (c), to the provisions of Section 9.04(i)).

    9.04     General Exculpatory Provisions

            Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

(i) The Administrative Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.

(ii) The Administrative Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, or received under or in connection with, this Agreement or any other Loan Document, (iii) any failure of the Borrower or any Lender to perform any of their respective obligations under this Agreement or any other Loan Document, or (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents or otherwise from time to time.

(iii) The Administrative Agent shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) except to the extent set forth in Section 9.05(f), the existence of any Default or Event of Default.

(iv) The Administrative Agent shall not be under any obligation, either initially or on a continuing basis, to provide any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Administrative Agent to such Lender.

    9.05     Administration by the Administrative Agent

            (a) The Administrative Agent may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and the Administrative Agent shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.

            (b) The Administrative Agent may consult with legal counsel (including, without limitation, in-house counsel for the Administrative Agent or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and the Administrative Agent shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

            (c) The Administrative Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Administrative Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Administrative Agent shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any Lender, such matter may be established by a certificate of the Borrower or such Lender, as the case may be, and the Administrative Agent may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Loan Document).

            (d) The Administrative Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Administrative Agent by reason of taking or continuing to take any such action.

            (e) The Administrative Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

            (f) The Administrative Agent shall not be deemed to have any knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to each Lender.

    9.06     Lenders Not Relying on Administrative Agent or Other Lenders

            Each Lender acknowledges that:

(i) Neither the Administrative Agent nor any other Lender has made any representations or warranties to it, and no act taken hereafter by the Administrative Agent or any other Lender shall be deemed to constitute any representation or warranty by the Administrative Agent or such other Lender to it.

(ii) It has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents.

(iii) It will, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

    9.07     Indemnification

            Each Lender agrees to reimburse and indemnify the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so, in each case pursuant to the terms of this Agreement and the other Loan Documents), based on its Percentage, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for the Administrative Agent or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Administrative Agent or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such other Person as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan, provided that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent or such other Person, as finally determined by a court of competent jurisdiction. Payments under this Section shall be due and payable on demand, and to the extent that any Lender fails to pay any such amount on demand, such amount shall bear interest for each day from the date of demand until paid (before and after judgment) at a rate per annum (calculated on the basis of a year of 360 days and actual days elapsed) which for each day shall be equal to the Federal Funds Effective Rate for such day.

    9.08     Administrative Agent in its Individual Capacity

            With respect to its Commitment and the Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lenders," "holders of Notes" and like terms shall include the Administrative Agent in its individual capacity as such. The Administrative Agent and its affiliates may, without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, and engage in any other business with, the Borrower and any stockholder, subsidiary or affiliate of the Borrower, as though the Administrative Agent were not the Administrative Agent hereunder.

    9.09     Holders of Notes

            The Administrative Agent may deem and treat the Lender which is payee of a Note as the owner and holder of such Note for all purposes hereof unless and until an Assignment Agreement with respect to the assignment or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 10.04. Any authority, direction or consent of any Person who at the time of giving such authority, direction or consent is shown in the Register as being a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or of any Note or Notes issued in exchange therefor.

    9.10     Successor Administrative Agent

            The Administrative Agent may resign at any time by giving 10 days' prior written notice thereof to the Lenders and the Borrower. The Administrative Agent may be removed by the Required Lenders at any time with or without cause by giving 10 days, prior written notice thereof to the Administrative Agent, the other Lenders and the Borrower. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed and consented to, and shall have accepted such appointment, within 30 days after such notice of resignation or removal, then the retiring Administrative Agent, on behalf of the Lenders, may appoint a successor Administrative Agent. Each successor Administrative Agent shall be a commercial bank or trust company organized under the Laws of the United States of America or any State thereof and having a combined capital and surplus of at least $1,000,000,000. The appointment of any successor Administrative Agent at any time pursuant to this Section shall be subject to the approval of the Borrower, provided that at such time there shall not have occurred and be continuing any Default or Event of Default, and provided further that the Borrower's consent to any such appointment shall not be unreasonably withheld. Upon the acceptance by a successor Administrative Agent of its appointment as Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the properties, rights, powers, privileges and duties of the former Administrative Agent without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Administrative Agent, the Administrative Agent shall be discharged from its duties under this Agreement and the other Loan Documents, but the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted by it while it was Administrative Agent under this Agreement. If and for so long as no successor Administrative Agent shall have been appointed, then any notice or other communication required or permitted to be given by the Administrative Agent shall be sufficiently given if given by the Required Lenders, all notices or other communications required or permitted to be given to the Administrative Agent shall be given to each Lender, and all payments to be made to the Administrative Agent shall be made directly to the Borrower or Lender for whose account such payment is made.

    9.11     Additional Administrative Agents

            If the Administrative Agent shall from time to time deem it necessary or advisable, for its own protection in the performance of its duties hereunder or in the interest of the Lenders, the Administrative Agent and the Borrower shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable in the opinion of the Administrative Agent to constitute another commercial bank or trust company, or one or more other Persons approved by the Administrative Agent, to act as co-Administrative Agent, with such powers of the Administrative Agent as may be provided in such supplemental agreement, and to vest in such bank, trust company or Person, as such co-Administrative Agent, any properties, rights, powers, privileges and duties of the Administrative Agent under this Agreement or any other Loan Document. The appointment of any co-Administrative Agent at any time pursuant to this Section shall be subject to the approval of the Borrower, provided that at such time there shall not have occurred and be continuing any Default or Event of Default, and provided further that the Borrower's consent to any such appointment shall not be unreasonably withheld.

    9.12     Calculations

            The Administrative Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith, in the absence of its own gross negligence or willful misconduct. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made (except as provided in the preceding sentence) shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled or, if the amount due was not paid by the Borrower, to recover such amount from the Borrower.

    9.13     Other Agents

            Notwithstanding anything in any Loan Document to the contrary, no Agent other than the Administrative Agent shall have any duty or obligation under the Loan Documents.

SECTION 10.     MISCELLANEOUS

    10.01     Notices

            Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower:

Sunbury Generation, LLC
c/o WPS Power Development, Inc.
677 Baeten Road
Green Bay, WI 54304
Attention: George R. Wiesner
Assistant Controller

Telephone: (920) 490-6052
Telecopy: (920) 496-9399

with a copy to:

 Foley & Lardner
Firstar Center
777 E. Wisconsin Ave.
Milwaukee, WI 53202-5367
Attention: Mary Ann C. Halloin, Esq.

 Telephone: (414) 297-5604
Telecopy: (414) 297-4900

(b) if to the Administrative Agent:

Bayerische Landesbank Girozentrale
560 Lexington Avenue
New York, NY 10022
Attention: Export & Project Finance Department

Telephone: (212) 310-9800
Telecopy: (212) 310-9868

with a copy to:

Emmet, Marvin & Martin, LLP
120 Broadway
New York, NY 10271
Attention: Julian A. McQuiston, Esq.

Telephone: (212) 238-3000
Telecopy: (212) 238-3100

            (c) if to any other Lender, to it at its address (or telecopy number) set forth on its signature page to this Agreement or in its Assignment Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

    10.02     Waivers; Amendments

            (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

            (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the WC Commitment of the WC Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, or reduce the rate of interest thereon, or reduce any fees or other amounts payable under the Loan Documents, without the written consent of each Lender affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees or other amounts payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of reduction or expiration of the WC Commitment, without the written consent of each Lender affected thereby, (iv) change any provision hereof in a manner that would alter the pro rata sharing of payments required by any Loan Document, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release any of the Collateral from the Liens of the Loan Documents (except as expressly provided in the Mortgage or the Security Agreement), without the consent of each Lender; and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

            (c) If any Lender other than Bayerische Landesbank Girozentrale fails to consent to any action, waiver, or amendment requested by Borrower when such Lender's consent is required hereunder (for purposes hereof, a "Dissenting Lender"), the Borrower may, at its sole expense and effort, upon notice to the Dissenting Lender and the Administrative Agent, require the Dissenting Lender to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee (for purposes hereof, a "Replacement Lender") that shall assume such obligations in accordance with and subject to the restrictions contained in Section 10.04; provided, that (i) the Borrower shall have received the prior consent of the Required Lenders, and (ii) the Dissenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

            (d) If the Borrower is reasonably unable to obtain a Replacement Lender for any Dissenting Lender, the Borrower, the Parent, and/or any of their Affiliates may purchase, and the Dissenting Lender shall sell and assign to the Borrower, the Parent, or such Affiliate, as the case may be (for purposes hereof, the "Purchaser"), without recourse, all of the Dissenting Lender's interests, rights and obligations under this Agreement and the other Loan Documents; provided, that (i) the Borrower shall have received the prior consent of the Required Lenders, (ii) the Dissenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Purchaser (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) the Purchaser, the Borrower, and the Administrative Agent shall have entered into a subordination and waiver agreement ("Subordination Agreement") on terms and conditions acceptable to the Required Lenders whereby (A) all payments in respect of the Purchaser's Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder shall be subordinated on substantially the same terms and conditions as other Subordinated Debt, (B) the Purchaser shall waive all of its interests, rights, and remedies in respect of the Liens created under the Security Documents, and (C) the Purchaser shall waive all of its rights to exercise any of the voting or consent rights of the Lenders under any of the Loan Documents, in each case for so long as Purchaser continues to own such interests, rights, and obligations. All of the terms, conditions, and waivers set forth in any such Subordination Agreement shall expire and be of no further force and effect upon the sale and assignment of the Purchaser's interests, rights and obligations under this Agreement and the other Loan Documents to a Replacement Lender in accordance with paragraph (c) of this Section.

            (e) For purposes of this Section 10.02, "Required Lenders" shall be determined without reference to the sum of the outstanding Term Loans of the Dissenting Lender.

    10.03     Expenses; Indemnity; Damage Waiver

            (a) The Borrower shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (other than any Affiliate acting in the capacity of a Lender), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with (i) any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated thereby shall be consummated), and (ii) in connection with the enforcement or protection of the rights of the Administrative Agent and the Lenders in connection with the Loan Documents, including the Administrative Agent's rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

            (b) The Borrower shall indemnify the Administrative Agent, each Lender and each Related Party thereof (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) any Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (including claims of any Lender resulting from the gross negligence or willful misconduct of the Administrative Agent).

            (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent an amount equal to the product of such unpaid amount multiplied by a fraction, the numerator of which is the outstanding principal balance of such Lender's Loans and the denominator of which is the outstanding principal balance of all Loans (in each case determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent in its capacity as such.

            (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

            (e) All amounts due under this Section shall be payable promptly but in no event later than ten days after written demand therefor.

    10.04     Successors and Assigns

            (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of any Loan Document.

            (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) in the case of the WC Lender all of its rights and obligations (including all the WC Loans at the time owing to it and the WC Commitment) shall be assigned, (iii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Term Loans, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement together with, unless otherwise agreed by the Administrative Agent, a processing and recordation fee of $5,000, and (v) if the assignee is a Foreign Lender, the assignee shall deliver to the Borrower and the Administrative Agent the documents required by Section 3.07(e); and provided, further, that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Term Lender under the Loan Documents, and the assigning Term Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under the Loan Documents (and, in the case of an Assignment Agreement covering all of the assigning Term Lender's rights and obligations under the Loan Documents, such Term Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.05, 3.06, 3.07 and 10.03). Any assignment or transfer by a Term Lender of rights or obligations under the Loan Documents that does not comply with this paragraph shall be treated for purposes of the Loan Documents as a sale by such Term Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

            (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, the amount of the WC Commitment of the WC Lender, and the principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent clearly demonstrable error, and the Borrower and each Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

            (d) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section, any written consent to such assignment required by paragraph (b) of this Section, and, if applicable, the documents required by Section 3.07(e), the Administrative Agent shall accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

            (e) Any Lender may, without the consent of the Borrower, the Administrative Agent or any other Lender, sell participations to one or more banks or other entities (each such bank or other entity being called a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Loans owing to it); provided, that (i) such Lender's obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of any Loan Documents; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.05 and 3.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.09(c) as though it were a Lender.

            (f) A Participant shall not be entitled to receive any greater payment under Section 3.05 or 3.07 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.07 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 3.07(e), 3.07(f) and 3.08 as though it were a Lender.

            (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations under the Loan Documents or substitute any such pledgee or assignee for such Lender as a party hereto.

    10.05     Survival

            All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 3.05, 3.06, 3.07, 9 and 10.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitments or the termination of this Agreement or any provision hereof.

    10.06     Counterparts; Integration; Effectiveness

    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract. This Agreement and any separate letter agreements with respect to fees and expenses payable to the Administrative Agent and any Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

    10.07     Severability

            In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

    10.08     Right of Setoff

            If an Event of Default shall have occurred and be continuing, each of the Lenders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by it, irrespective of whether or not it shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that it may have.

    10.09     Governing Law; Jurisdiction; Consent to Service of Process

            (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

            (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

            (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            10.10     WAIVER OF JURY TRIAL

            EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

    10.11     Headings

            Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

    10.12     Interest Rate Limitation

            Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the "charges"), shall exceed the maximum lawful rate (the "maximum rate") that may be contacted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

[Continued and executed on the following pages]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SUNBURY GENERATION, LLC

By:___________________________
Name: Ralph G. Baeten
Title: Treasurer

BAYERISCHE LANDESBANK GIROZENTRALE,
NEW YORK BRANCH,
as Administrative Agent

By:___________________________
Name: Alexander Kohnert
Title: First Vice President

By:___________________________
Name: Christopher A. Stolarski
Title: Vice President

BAYERISCHE LANDESBANK GIROZENTRALE,
CAYMAN ISLANDS BRANCH,
as WC Lender

By:___________________________
Name: Alexander Kohnert
Title: First Vice President

By:___________________________
Name: Christopher A. Stolarski
Title: Vice President

Address for Notices:

Bayerische Landesbank Girozentrale,
Cayman Islands Branch
c/o Bayerische Landesbank Girozentrale
560 Lexington Avenue
New York, NY 10022
Attention: Export & Project Finance Department

Telephone: (212) 310-9800
Telecopy: (212) 310-9868

Percentage: 100%

BAYERISCHE LANDESBANK GIROZENTRALE,
CAYMAN ISLANDS BRANCH,
as Term Lender

By:___________________________
Name: Alexander Kohnert
Title: First Vice President

By:___________________________
Name: Christopher A. Stolarski
Title: Vice President

Address for Notices:

Bayerische Landesbank Girozentrale,
Cayman Islands Branch
c/o Bayerische Landesbank Girozentrale
560 Lexington Avenue
New York, NY 10022
Attention: Export & Project Finance Department

Telephone: (212) 310-9800
Telecopy: (212) 310-9868

Credit Agreement dated as of April 14, 2000 among Sunbury Generation, LLC Bayerische Landesbank Girozentrale, Cayman Islands Branch, et al. PRINCIPAL PAYMENT SCHEDULE

Payment Date	Installment Percentage
Installment Amount

Principal Balance

June 30, 2000
1.825%
		$1,527,525	$82,172,475
September 30, 2000
1.825%
		$1,527,525	$80,644,950
December 31, 2000
1.825%
		$1,527,525	$79,117,425
March 31, 2001
1.825%
		$1,527,525	$77,589,900
June 30, 2001
1.825%
		$1,527,525	$76,062,375
September 30, 2001
1.825%
		$1,527,525	$74,534,850
December 31, 2001
1.825%
		$1,527,525	$73,007,325
March 31, 2002
1.825%
		$1,527,525	$71,479,800
June 30, 2002
0.575%
		$481,275	$70,998,525
September 30, 2002
0.575%
		$481,275	$70,517,250
December 31, 2002
0.575%
		$481,275	$70,035,975
March 31, 2003
0.575%
		$481,275	$69,554,700
June 30, 2003
1.000%
		$837,000	$68,717,700
September 30, 2003
1.000%
		$837,000	$67,880,700
December 31, 2003
1.000%
		$837,000	$67,043,700
March 31, 2004
1.000%
		$837,000	$66,206,700
June 30, 2004
1.000%
		$837,000	$65,369,700
September 30, 2004
1.000%
		$837,000	$64,532,700
December 31, 2004
1.000%
		$837,000	$63,695,700
March 31, 2005
1.000%
		$837,000	$62,858,700
June 30, 2005
1.000%
		$837,000	$62,021,700
September 30, 2005
1.000%
		$837,000	$61,184,700
December 31, 2005
1.000%
		$837,000	$60,347,700
March 31, 2006
1.000%
		$837,000	$59,510,700
June 3O, 2006
1.150%
		$962,550	$58,548,150
September 30, 2006
1.150%
		$962,550	$57,585,600
December 31, 2006
1.150%
		$962,550	$56,623,050
March 31, 2007
1.150%
		$962,550	$55,660,500
June 30, 2007
1.150%
		$962,550	$54,697,950
September 30, 2007
1.150%
		$962,550	$53,735,400
December 31, 2007
1.150%
		$962,550	$52,772,850
March 31, 2008
1.150%
		$962,550	$51,810,300
June 30, 2008
1.300%
		$1,088,100	$50,722,200
September 30, 2008
1.300%
		$1,088,100	$49,634,100
December 31, 2008
1.300%
		$1,088,100	$48,546,000
March 31, 2009
1.300%
		$1,088,100	$47,457,900
June 30, 2009
1.300%
		$1,088,100	$46,369,800
September 30, 2009
1.300%
		$1,088,100	$45,281,700
December 31, 2009
1.300%
		$1,088,100	$44,193,600
March 3l, 2010
1.300%
		$1,088,100	$43,105,500
June 30, 2010
1.300%
		$1,088,100	$42,017,400
September 30, 2010
1.300%
		$1,088,100	$40,929,300
December 31, 2010
1.300%
		$1,088,100	$39,841,200
March 3l, 2011
1.300%
		$1,088,100	$38,753,100
June 30, 2011
1.300%
		$1,088,100	$37,665,000
September 30, 2011
1.300%
		$1,088,100	$36,576,900
December 31, 2011
1.300%
		$1,088,100	$35,488,800
March 31, 2012
1.300%
		$1,088,100	$34,400,700
June 30, 2012
1.450%
		$1,213,650	$33,187,050
September 30, 2012
1.450%
		$1,213,650	$31,973,400
December 31, 2012
1.450%
		$1,213,650	$30,759,750
March 3l, 2013
1.450%
		$1,213,650	$29,546,100
June 30, 2013
1.600%
		$1,339,200	$28,206,900
September 30, 2013
1.600%
		$1,339,200	$26,867,700
December 31, 2013
1.600%
		$1,339,200	$25,528,500
March 3l, 2014
1.600%
		$1,339,200	$24,189,300
June 30, 2014
1.600%
		$1,339,200	$22,850,100
September 30, 2014
1.600%
		$1,339,200	$21,510,900
December 31, 2014
1.600%
		$1,339,200	$20,171,700
March 31, 2015
1.600%
		$1,339,200	$18,832,500
June 30, 2015
1.725%
		$1,443,825	$17,388,675
September 30, 2015
1.725%
		$1,443,825	$15,944,850
December 31, 2015
1.725%
		$1,443,825	$14,501,025
March 31, 2016
1.725%
		$1,443,825	$13,057,200
June 30, 2016
1.875%
		$1,569,375	$11,487,825
September 30, 2016
1.875%
		$1,569,375	$ 9,918,450
December 31, 2016
1.875%
		$1,569,375	$ 8,349,075
March 31, 2017
1.875%
		$1,569,375	$ 6,779,700
June 30, 2017
2.025%
		$1,694,925	$ 5,084,775
September 30, 2017
2.025%
		$1,694,925	$ 3,389,850
December 31, 2017
2.025%
		$1,694,925	$ 1,694,925
March 3l, 2018
2.025%
		$1,694,925	0
		$83,700,000